Exhibit 10.15

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

BY AND AMONG

ACCURO HEALTHCARE SOLUTIONS, INC.

CODECORRECT, LLC,

CODECORRECT II, INC.

AND

THE STOCKHOLDERS NAMED HEREIN

DATED JANUARY 20, 2006

i

7.13	Employee Benefit Matters	22
7.14	Taxes	24
7.15	Absence of Undisclosed Liabilities	26
7.16	Absence of Certain Changes	26
7.17	Labor Matters	28
7.18	Finder’s Fee	28
7.19	Insurance	28
7.20	Customers and Suppliers	28
7.21	Transactions with Affiliates	29
7.22	Accounts Receivable	29
7.23	Banking Relationships	29
7.24	Products and Services	30

ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF PURCHASER		30
8.1	Corporate Status	30
8.2	Authority	30
8.3	No Conflict	30
8.4	Compliance with Law	31
8.5	Consents	31
8.6	Finder’s Fee	31
8.7	Investment Representation	31
8.8	Sufficient Funds	31

ARTICLE 9. COVENANTS		32
9.1	Confidentiality; Publicity	32
9.2	Cooperation with Audit	32
9.3	Expenses	32
9.4	Resignations of Managers	32
9.5	Non-Competition; Non-Solicitation	32
9.6	Available Cash; Receivables	34
9.7	Chargemasters.com Payments	35
9.8	Termination of Agreements	35
9.9	Post-Closing Cooperation	35
9.10	Books and Records; Personnel	36

ARTICLE 10. CERTAIN TAX MATTERS		37
10.1	Tax Matters	37

ARTICLE 11. INDEMNIFICATION		38
11.1	Survival	38
11.2	Indemnification	39
11.3	Limits on Indemnification	40
11.4	Recourse Against Holdback Amount	41
11.5	Matters Involving Third Parties	42
11.6	Characterization of Payments	43
11.7	Procedure for Indemnification	43

ARTICLE 12. MISCELLANEOUS		43
12.1	Notices	43
12.2	Severability	44
12.3	Entire Agreement; No Third-Party Beneficiaries	45
12.4	Amendment; Waiver	45
12.5	Binding Effect; Assignment	45
12.6	Governing Law	45
12.7	Waiver of Trial by Jury	45
12.8	Construction	45
12.9	Counterparts	46
12.10	Director and Officer Liability	46
12.11	Specific Performance	46
12.12	Disclosure Schedule	46
12.13	Dissolution of Seller	46
12.14	HSR	46

EXHIBIT A	LICENSE AGREEMENT
EXHIBIT B	ESCROW AGREEMENT
EXHIBIT C	LLC INTEREST TRANSFER AGREEMENT
EXHIBIT D	TERM BONUS AMOUNTS

SCHEDULE 9.5	EXISTING PRODUCTS
SCHEDULE 10.1	PURCHASE PRICE ALLOCATION

INDEX OF DEFINED TERMS

Term	Section
2005 Unaudited Financial Statements	7.5(a)
Accounts Receivable	1.1(a)
Action	1.1(b)
Affiliate	1.1(c)
Agreement	Recitals
Allocation Schedule	10.1(a)
Articles of Merger	7.1(d)
Available Cash	1.1(e)
Basket	11.3(a)
Benefit Program or Agreement	7.13(a)(ii)
Books and Records	9.10(a)
Business Day	1.1(f)
Cap	11.3(a)
Cash Purchase Price	3.1(a)
CCI	7.1(d)
Chargemasters.com Payments	1.1(g)
Closing	4.1
Closing Date	4.1
Code	1.1(i)
Company	Recitals
Company Agreements	7.2
Company Material Adverse Effect	1.1(j)
Company Separate Tax Returns	10.1(b)(i)
Company Transaction Cost Statement	3.1(b)(i)
Company Transaction Costs	3.1(b)(i)
Company Transaction Matters	1.1(k)
Confidential Information	9.5(a)
Consolidated Group	1.1(l)
Contracts	7.8(a)
control	1.1(m)
controlled by	1.1(m)
Current Liabilities	1.1(n)
Deferred Revenue Amount	1.1(o)
Disclosure Schedule	Article 5
Employment Agreements	1.1(p)
Encumbrance	1.1(q)
Environmental Law	7.11(a)
ERISA	1.1(r)
Escrow Agent	1.1(s)
Escrow Agreement	1.1(t)
Estimated Closing Cash Amount	9.6(a)
Excepted Representations	11.1

Existing Products	9.5(b)(i)
Final Cash Amount	9.6(a)
Final Required Cash Amount	1.1(u)
GAAP	1.1(v)
Governmental Authority	1.1(w)
Governmental Order	1.1(x)
Hazardous Substance	7.11(a)
Holdback Amount	3.2
Holdback Payment Date	3.2
Indemnifiable Losses	11.2(C)
Indemnified Party	11.2(c)
Indemnifying Party	11.2(c)
Intellectual Property	1.1(y)
Interim Balance Sheet	7.5(a)
IRS	7.13(c)(iii)
Know-how	1.1(aa)
knowledge	1.1(bb)
Law	1.1(cc)
License Agreement	Recitals
Losses	1.1(dd)
Material Contract	7.8(a)
Merger	7.1(d)
Merger Agreement	7.1(d)
Non-Compete Parties	9.5(b)
Objection Notice	9.6(d)
Outstanding Indebtedness	1.1(ee)
Past Due Receivable	9.6(d)
Patents	1.1(ff)
Pay-Off Documents	3.1(b)(ii)
Pending Claim	11.4
Permit	1.1(gg)
Permitted Encumbrances	1.1(ii)
Person	1.1(jj)
Plan	7.13(a)(i)
Prior Periods Unaudited Financial Statements	7.5(a)
Proceeding	10.1(d)
Purchaser	Recitals
Purchaser Agreements	8.2
Purchaser Indemnifiable Losses	11.2(a)
Purchaser Indemnified Taxes	1.1(kk)
Purchaser Indemnitees	11.2(a)
Purchaser Material Adverse Effect	1.1(ll)
Release	1.1(mm)
Required Cash Amount	9.6(a)
Retained Cash Amount	9.6(a)
Securities Act	8.7

v

Seller	Recitals
Seller Agreements	5.1
Seller Indemnifiable Losses	11.2(b)
Seller Indemnitees	11.2(b)
Settlement Accountants	9.5(b)
Shares	Recitals
Statement of Actual Final Cash Amounts	9.1(b)
Stockholder Agreements	6.1
Stockholders	Recitals
Straddle Period	1.1(nn)
Survival Period	11.1
Tax or Taxes	1.1(oo)
Term Bonus Amount	4.2(c)
Territory	9.5(c)
Third Party Claim	11.5(a)
Trademarks	1.1(pp)
Transfer Taxes	10.1(e)
Treasury	7.13(c)(ix)
UCG	Recitals
UCG Combined Audited Financial Statements	1.1(qq)
Unaudited Financial Statements	7.5(a)
under common control with	1.1(m)
Units	Recitals

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”) is made this 20th of January, 2006, by and among Accuro Healthcare Solutions, Inc., a Delaware corporation (“Purchaser”), CodeCorrect, LLC, a Washington limited liability company (the “Company”), CodeCorrect II, Inc., a Maryland corporation (“Seller”), and each of the Stockholders named on the signature pages hereto under the heading “Stockholders” (the “Stockholders”).

WHEREAS, the Stockholders own all of the issued and outstanding equity securities of Seller;

WHEREAS, Seller owns all of the issued and outstanding membership interests of the Company (the “Units”);

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the Units upon and subject to the terms and conditions contained in this Agreement;

WHEREAS, concurrently with the execution and delivery hereof and as a material inducement to Purchaser’s execution and delivery of this Agreement, the Company is entering into (a) the Employment Agreements (as defined herein) with the other parties thereto and (b) the Releases (as defined herein) with the other parties thereto;

WHEREAS, concurrently with the execution and delivery hereof and as a material inducement to Seller’s execution and delivery of this Agreement, the Company is entering into a Business License Agreement with United Communications Group Limited Partnership, a Maryland limited partnership (“UCG”), substantially in the form of Exhibit A hereto (the “License Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS; INTERPRETATION

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accounts Receivable” means any amount that would be classified as an account receivable on the asset side of the balance sheet of the Company prepared in accordance with GAAP as of 12:01 a.m., Central Time, on January 1, 2006 (other than any accounts receivable between the Company and any of its Affiliates) and that has not been outstanding for longer than 120 days or is no more than 90 days past due, in each case as of 12:01 a.m., Central Time, on January 1, 2006.

(b) “Action” means any written claim, action or suit by or before any Governmental Authority.

(c) “Actual Final Cash Amount” means an amount equal to the difference of the Closing Cash Amount minus the January Cash Amount.

(d) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this Agreement the Company will be an Affiliate of Seller and the Stockholders prior to the Closing and an Affiliate of Purchaser after the Closing.

(e) “Available Cash” means all cash of the Company held in the Company’s bank accounts and third party checks held by the Company for deposit, less the aggregate amount of the Company’s checks outstanding, as of 12:01 a.m., Central Time, on the Closing Date.

(f) “Business Day” means any day other than (i) a Saturday, Sunday or federal holiday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

(g) “Closing Cash Amount” means an amount equal to the difference of the Deferred Revenue Amount minus Accounts Receivable.

(h) “Chargemasters.com Payments” means any amounts that become payable by the Company pursuant to the Asset Purchase Agreement between Chargemasters.com, L.L.C. and the Company dated as of July 15, 2005, as “Performance Consideration” (as defined therein) to Chargemasters.com, L.L.C. and as “Non-Competition Payments” (as defined therein) to Michael J. Carroll and Rosemary Holliday.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company Material Adverse Effect” means any near-term or long-term material adverse change in or material adverse effect (whether or not such change or effect arises from any fact, circumstance, result, change, event, violation or occurrence that was foreseeable or known as of the date of this Agreement) (i) on the business, results of operations, financial condition or assets, taking the assets as a whole, of the Company, or (ii) on the ability of the Company to consummate timely the transactions contemplated by this Agreement; provided, however, that for purposes of clause (i) of this definition, (A) in no event shall a general deterioration in the economy (which deterioration does not disproportionately affect the Company in any material respect) constitute a Company Material Adverse Effect; and (B) in no event shall any loss for which the Company maintains insurance, the proceeds of which are adequate to compensate for the loss and are readily collectible by the Company, constitute a Company Material Adverse Effect (provided that such loss, notwithstanding insurance coverage, does not materially impair the near-term or long-term business or operations of the Company or the ability of Purchaser to obtain third-party financing to consummate the transactions contemplated hereby).

(k) “Company Transaction Matters” means any and all payments and other actions made or taken by or on behalf of the Company in connection with the negotiation, execution and delivery of this Agreement or as otherwise necessary for the Company to comply with terms of this Agreement.

(l) “Consolidated Group” means any “affiliated group” pursuant to Section 1504 of the Code of which the Company is or was a member and any combined, consolidated, unitary or other affiliated group for state, local or foreign tax purposes of which the Company is or was a member.

(m) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(n) “Current Liabilities” means the liabilities of the Company classified as “Current Liabilities” in the Interim Balance Sheet.

(o) “Deferred Revenue Amount” means an amount equal to the amount of cash, or cash equivalents, that the Company has collected for services or products that have not been rendered or delivered, as applicable, by the Company prior to 12:01 a.m., Central Time, on January 1, 2006.

(p) “Employment Agreements” means the employment agreements dated the date hereof between the Company and each of Kerry A. Martin and Diane M. Brockway.

(q) “Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, proxy, voting trust, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of law, any voting trust or voting agreement, stockholder agreement or proxy.

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

(s) “Escrow Agent” means Wells Fargo Bank, N.A.

(t) “Escrow Agreement” means the escrow agreement dated the date hereof among Purchaser, the Stockholders and the Escrow Agent, substantially in the form attached as Exhibit B hereto.

(u) “Final Required Cash Amount” means an amount equal to the sum of the Closing Cash Amount plus the Retained Cash Amount.

(v) “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America.

(w) “Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court.

(x) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(y) “Intellectual Property” means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights (including Internet domain names), whether registered or not, including the goodwill related to the foregoing, and the right to sue for past infringements and misappropriations for the foregoing.

(z) “January Cash Amount” means an amount equal to the product of (i) 0.6129 multiplied by (ii) the Company’s earnings before interest expense, interest income, income taxes, depreciation and amortization, minus the Company’s capitalized research and development costs, applicable to the period between 12:01 a.m., Central Time, on January 1, 2006 and 11:59 p.m., Central Time, on January 31, 2006.

(aa) “Know-how” means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

(bb) “knowledge” means (i), with respect to the Company, the actual knowledge of Kerry A. Martin, Diane M. Brockway, Verlan Stephens, and Ken B. Martin, and(ii), with respect to Seller, the actual knowledge of Todd Foreman and Chris Dingee. The burden of proving that a party or person had knowledge shall be on the party asserting such knowledge.

(cc) “Law” means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

(dd) “Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees). For the avoidance of doubt, Losses shall not include liability for employment and sales Taxes with respect to any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 10.1(c)) to the extent such amounts were withheld by the Company from employees or collected by the Company as a result of its sales.

(ee) “Outstanding Indebtedness” means the aggregate amount of (i) all indebtedness for money borrowed from others, obligations to pay the deferred purchase price of assets (but excluding leases), services or securities (other than accounts payable arising in the ordinary course of business and obligations to pay compensation and benefits to employees) and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case of the Company; (ii) indebtedness of the type described in clause (i) above that is guaranteed, directly or indirectly, in any manner by the Company, but excluding endorsements of checks and other instruments in the ordinary course of business; (iii) interest expense accrued but unpaid on or relating to any of such indebtedness; and (iv) prepayment penalties, premiums, late charges and collection fees related to any of such indebtedness.

(ff) “Patents” means all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing).

(gg) “Pending Actions” means (i) the complaint filed by Prompt Medical Systems, L.P. in the United States District Court in the Eastern District of Texas on November 7, 2005, Case No. 2:05-cv-00511-TJW and any claim related thereto, and (ii) the matter referred to as Mushaur and Minero v. CodeCorrect.com, Inc., Cause No. 03-2-02547-9 (Yakima County Superior Court) as disclosed in Section 7.10 of the Disclosure Schedule and any claim related thereto.

(hh) “Permit” means any permit, franchise, authorization, or other license or approval issued or granted by any Governmental Authority.

(ii) “Permitted Encumbrances” means (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s, landlord’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iii) such other encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby, and including without limitation capital leases.

(jj) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

(kk) “Purchaser Indemnified Taxes” means any and all Taxes (i) imposed on Seller, (ii) imposed under Section 1374 of the Code or any similar provision of state or local law as a result of the transactions contemplated by this Agreement, (iii) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable for any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 10.1(c)), (iv) resulting from the breach of the representations and warranties set forth in Section 7.14 (determined without regard to any knowledge qualifiers or any items disclosed on the Disclosure Schedule) or covenants set forth in Section 10.1, (v) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law, or (vi) of any other Person for which the Company is or may be liable pursuant to any Tax sharing, indemnity, allocation or similar agreement or arrangement, as a transferee or successor by contract or otherwise.

(ll) “Purchaser Material Adverse Effect” means any material adverse effect on the ability of Purchaser to complete the transactions contemplated by this Agreement.

(mm) “Release” means the Acknowledgment and Release Agreements dated the date hereof among the Company, Seller and each of Diane M. Brockway, Robert Love, Ken B. Martin, Kerry A. Martin, Keith Saindon, and Verlan Stephens.

(nn) “Straddle Period” means any Tax year or Tax period beginning on or before the Closing Date and ending after the Closing Date.

(oo) “Tax” or “Taxes” means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of a Consolidated Group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

(pp) “Trademarks” means (i) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the Company, whether or not registered, and (ii) any goodwill or common law rights associated therewith.

(qq) “UCG Combined Audited Financial Statements” means, collectively, the balance sheet as of December 31, 2004 and related statements of operations and cash flows for UCG and the combined group, including the Company, reflected in such financial statements for the twelve months ended December 31, 2004, and the related notes thereto.

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, or the Disclosure Schedule, such reference is to an Article or a Section of, or the Disclosure Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. For purposes of this Agreement, except Section 7.1(d), the definition of “Company” shall be deemed to include the Company and its predecessor entities.

ARTICLE 2.

PURCHASE AND SALE OF UNITS

2.1 Transfer of Units. Subject to all of the terms and conditions of this Agreement, Seller hereby sells, transfers and conveys to Purchaser, and Purchaser hereby purchases and acquires from Seller, the Units, free and clear of all Encumbrances.

ARTICLE 3.

CONSIDERATION

3.1 Purchase Price.

(a) Purchase Price. The aggregate purchase price (the “Cash Purchase Price”) for all of the Units shall be an amount equal to:

(i) $100,105,000.00;

(ii) minus, any reduction required by the terms of Section 9.6(a) below;

(iii) minus, an amount equal to the Company Transaction Costs as set forth in the Company Transaction Cost Statement; and

(iv) minus, an amount equal to the Outstanding Indebtedness as of 11:59 p.m., Central Time, on the Business Day immediately preceding the Closing Date as set forth in the Pay-Off Documents.

(b) Other Amounts.

(i) Company Transaction Costs.

(A) At the Closing, Purchaser will pay, or cause to be paid, the Company Transaction Costs as set forth on the Company Transaction Cost Statement in accordance with the instructions provided in the Company Transaction Cost Statement. In order to facilitate such payment, no later than three Business Days prior to the Closing Date, Seller shall provide Purchaser with a good faith estimate (the “Company Transaction Cost Statement”) of the amount of the unpaid fees, expenses and other similar amounts arising from the provision of services prior to the Closing Date that have been or are expected to be incurred on or prior to the Closing Date by the Company in connection with this Agreement and the transactions contemplated hereby, including without limitation any investment banking, accounting, advisory, brokers, finders or legal fees or fees paid to any Governmental Authority or third party (whether payable on or after the Closing Date) (collectively, the “Company Transaction Costs”), and the names of the Persons to whom such payments are to be made and wiring instructions for the recipients of such payments.

(B) Within 30 days after the Closing Date, Seller and Purchaser shall in good faith jointly prepare a statement of the actual Company Transaction Costs. To the extent the Company Transaction Cost Statement understated the actual Company Transaction Costs, Seller shall promptly pay the amount of the underpayment to Purchaser, or Purchaser shall be entitled to payment of such amount from the Holdback Amount if Seller does not pay such amount to Purchaser within five Business Days after the joint preparation of the actual statement of Company Transaction Costs, in which case Purchaser and any one of the Stockholders shall jointly instruct the Escrow Agent to make such payment. To the extent the Company Transaction Cost Statement overstated the actual Company Transaction Costs, Purchaser shall promptly pay the amount of the overpayment to Seller.

(ii) Outstanding Indebtedness. At the Closing, Purchaser will pay, or cause to be paid, the Outstanding Indebtedness as of 11:59 p.m., Central Time, on the Business Day immediately preceding the Closing Date. In order to facilitate such repayment, no later than three Business Days prior to the Closing Date, the Company shall obtain payoff letters for the repayment of such Outstanding Indebtedness, which payoff letters will be in a commercially reasonable form reasonably acceptable to Purchaser and shall indicate that the Company’s lenders have agreed to release immediately all applicable Encumbrances relating to the assets and properties of the Company upon receipt of all amounts due with respect to such Outstanding Indebtedness (collectively, the “Pay-Off Documents”).

3.2 Holdback Amount Escrow. At the Closing, Purchaser, the Stockholders and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Purchaser shall, at the Closing, deposit $7,500,000.00 of the Cash Purchase Price with the Escrow Agent (such deposit and all amounts held from time to time by the Escrow Agent in respect of such deposit, including any interest or other earnings in respect of such deposit, the “Holdback Amount”) in order to provide a fund for the payment of any claims to which Purchaser is entitled under this Agreement, during the period starting as of the Closing Date and ending 360 days after the Closing Date (the “Holdback Payment Date”). On the Holdback Payment Date, Purchaser and any one of the Stockholders shall jointly instruct the Escrow Agent to pay to the Stockholders the Holdback Amount less (a) any liabilities for Purchaser Indemnifiable Losses, (b) any liabilities for Pending Claims, and (c) any Chargemasters.com Payments. The Holdback Amount shall be held and disbursed in accordance with the terms above and the terms of the Escrow Agreement. The fees of the Escrow Agent shall be shared equally by Purchaser, on one hand, and the Stockholders, on the other hand.

ARTICLE 4.

CLOSING; OBLIGATIONS OF THE PARTIES

4.1 Closing Date. The consummation of the transactions contemplated by this Agreement is occurring concurrently with the execution and delivery hereof (the “Closing”) at the offices of Howrey LLP, 1299 Pennsylvania Avenue, N.W., Washington, D.C. 20004, on the date hereof (the “Closing Date”). The transfer of the Units shall be deemed to have become effective at 12:01 a.m., Central Time, on the Closing Date; provided, however, for accounting purposes, the Closing shall be effective as of 12:01 a.m., Central Time, on January 1, 2006.

4.2 Obligations of the Parties at the Closing.

(a) At the Closing, Purchaser shall:

(i) pay the Cash Purchase Price, less the Holdback Amount, to Seller or Seller’s designees;

(ii) enter into the Escrow Agreement with the Escrow Agent and deposit the Holdback Amount with the Escrow Agent;

(iii) pay to the Escrow Agent one-half of the fees of the Escrow Agent in accordance with the Escrow Agreement;

(iv) pay the Company Transaction Costs set forth in the Company Transaction Cost Statement; and

(v) pay the Outstanding Indebtedness pursuant to the Pay-Off Documents.

(b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) the LLC Interest Transfer Agreement substantially in the form attached as Exhibit C hereto;

(ii) the resignations referred to in Section 9.4;

(iii) possession of original copies of all minute books, company books and stock registers for the Company;

(iv) a copy of the Escrow Agreement duly executed by the Stockholders;

(v) each of the Employment Agreements duly executed by all the parties thereto;

(vi) each of the Releases duly executed by all of the parties thereto dated as of the Closing Date;

(vii) evidence in form and substance reasonably satisfactory to Purchaser of each notice, consent or approval required in connection with this Agreement and the transactions contemplated hereby under the Sublease Agreement between Impact Sales, Inc. and the Company dated July 27, 2005;

(viii) evidence in form and substance reasonably satisfactory to Purchaser of the release and termination of all Encumbrances on the Units and on the assets and properties of the Company in favor of Wachovia Bank, National Association; and

(ix) evidence in form and substance reasonably satisfactory to Purchaser of the release and termination of the Promissory Note dated July 8, 2004 among Seller, the Company and UCG.

(c) At the Closing, Seller will pay, or cause to be paid, to the persons listed on Exhibit D or their designees hereto the amounts set forth opposite each person’s name listed thereon, which are the amounts necessary to satisfy the Company’s Term Bonus obligations to such persons under their existing employment contracts with the Company (the “Term Bonus Amount”).

(d) At the Closing, the Company and UCG shall execute and deliver the License Agreement.

(e) At the Closing, the Stockholders shall deliver or cause to be delivered to the Escrow Agent payment of one-half of the fees of the Escrow Agent in accordance with the Escrow Agreement.

(f) At the Closing, Purchaser shall receive such other documents as it shall require in its sole discretion.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, except as set forth in the Disclosure Schedule of even date herewith delivered by the Company and Seller to Purchaser as attached hereto (the “Disclosure Schedule”), as follows:

5.1 Status and Authority. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Seller has all requisite power and authority to enter into this Agreement and any other agreements contemplated hereby to which it is or will be a party (the “Seller Agreements”) and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Seller Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors and shareholders of Seller and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the other Seller Agreements, or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Seller Agreements have been (or upon execution and delivery will be) duly executed and delivered by Seller, and (assuming due authorization and delivery by the other parties hereto and thereto other than the Company and the Stockholders) constitute (or will constitute) legal, valid and binding obligations of Seller enforceable against it in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

5.2 No Conflict. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the other Seller Agreements by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the governing documents of Seller, (b) conflict with or violate any Law applicable to Seller or any of the assets, properties or businesses of Seller or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Seller, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document or other contract; except for, in the case of clauses (b) and (c), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

5.3 Compliance with Law. Seller has complied with and is not in violation of applicable Laws that would materially affect its ability to perform its obligations hereunder. There is no Action pending, or to the knowledge of Seller, threatened against Seller, affecting its ability to perform its obligations hereunder.

5.4 Consents. Except as set forth in Section 5.4 of the Disclosure Schedule, no Permit, authorization, consent or approval of, any Governmental Authority or any other Person that has not been obtained is necessary or required in connection with the execution and delivery of this Agreement and the other Seller Agreements by Seller or for the consummation by Seller of the transactions contemplated hereby and thereby.

5.5 Ownership. Seller is the record owner of and has good and valid title to the Units. On the Closing Date Seller shall transfer to Purchaser good title to the Units, free and clear of all Encumbrances. Except for any claims arising under this Agreement and any other agreement entered into by Seller in connection with this Agreement, Seller has no claims of any kind against the Company or any of its officers, directors or employees.

5.6 Finder’s Fee. Seller is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement and has not retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Purchaser as follows:

6.1 Authority and Capacity. Such Stockholder has all requisite legal right, power, authority and capacity to enter into this Agreement and any other agreements contemplated hereby to which such Stockholder is or will be a party (the “Stockholder Agreements”) and to perform the obligations contemplated hereby or thereby. The execution and delivery of this Agreement and the other Stockholder Agreements by such Stockholder and the performance of the obligations contemplated hereby and thereby have been duly and validly authorized by all necessary action of such Stockholder. This Agreement and the other Stockholder Agreements have been (or upon execution and delivery will be) duly executed and delivered by such Stockholder, and (assuming due authorization and delivery by the other parties hereto and thereto other than the Company and Seller) constitute (or will constitute) legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

6.2 No Conflict. Except as set forth in Section 6.2 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the other Stockholder Agreements by such Stockholder will (a) conflict with or violate any Law applicable to such

Stockholder or any of the assets, properties or businesses of such Stockholder or (b) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of such Stockholder, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document or other contract; except for, in the case of clauses (b) and (c), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of such Stockholder to perform the obligations contemplated hereby.

6.3 Compliance with Law. Such Stockholder has complied with and is not in violation of applicable Laws that would materially affect such Stockholder’s ability to perform its obligations hereunder. There is no Action pending, or to the knowledge of such Stockholder, threatened against such stockholder, affecting such Stockholder’s ability to perform its obligations hereunder.

6.4 Consents. Except as set forth in Section 6.4 of the Disclosure Schedule, no Permit, authorization, consent or approval of, any Governmental Authority or any other Person that has not been obtained is necessary or required in connection with the execution and delivery of this Agreement and the other Stockholder Agreements by such Stockholder or for the performance by such Stockholder of the obligations contemplated hereby and thereby.

6.5 Sufficient Funds. As of the date of this Agreement, such Stockholder has sufficient funds or access to sufficient funds to satisfy its obligations hereunder.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND SELLER

The Company and Seller jointly and severally represent and warrant to Purchaser, as set forth below in this Article 7, in each case except as set forth in the Disclosure Schedule:

7.1 Limited Liability Company Status; Merger.

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Washington and (i) has all requisite limited liability company power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect. Section 7.1(a) of the Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.

(b) The Company does not, directly or indirectly, own any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic.

(c) The Company has made available to Purchaser a copy of the certificate of formation and operating agreement (or similar organizational document), as amended, of the Company, each copy being complete and correct and in full force and effect on the date hereof, and no amendment or modification of such documents has been filed, recorded or is pending or contemplated. The Company is not in violation of any provision of its certificate of formation or operating agreement (or similar organizational documents), as amended.

(d) (i) Pursuant to Articles of Merger (the “Articles of Merger”) filed with and accepted by the Secretary of State of the State of Washington on January 18, 2006, CodeCorrect, Inc., a Washington corporation (“CCI”), was merged with and into the Company, the separate existence of CCI ceased, and the Company continued as the surviving entity in such merger (the “Merger”). The Merger was effective under the laws of the State of Washington on January 18, 2006. As a result of the Merger, all the assets, properties, rights, privileges, immunities, powers and franchises of CCI vested in the Company, and all debts, liabilities, obligations and duties of CCI became the debts, liabilities, obligations and duties of the Company. The Company has made available to Purchaser true and correct copies of the Articles of Merger and the fully executed Agreement and Plan of Merger dated as of January 18, 2006, between the Company and CCI, with respect to the Merger (the “Merger Agreement”).

(ii) Each of the Company and CCI had all requisite limited liability company power and corporate power, as applicable, to enter into the Articles of Merger and the Merger Agreement and to effect the Merger. The execution and delivery of the Articles of Merger and the Merger Agreement and the Merger were duly and validly authorized by all necessary limited liability company action or corporate action, as applicable, of the Company and CCI, and no other proceedings were necessary to authorize the execution, delivery and performance of the Articles of Merger or the Merger Agreement or to effect the Merger. The Articles of Merger and the Merger Agreement were duly executed and delivered by the Company and CCI and constitute legal, valid and binding obligations of the Company and CCI.

(iii) Except as set forth in Section 7.3 of the Disclosure Schedule, neither the execution, delivery and performance of the Articles of Merger and the Merger Agreement nor the Merger did or does (A) violate, conflict with or result in the breach of any term or provision of the governing documents of the Company or CCI, (B) conflict with or violate any Law applicable to the Company, CCI, or any of their assets, properties or businesses, or (C) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Units or on any of the assets or properties of the Company or CCI pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document, or Material Contract except for, in the case of clauses (B) and (C), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.

7.2 Authority. The Company has all requisite limited liability company power and authority to enter into this Agreement and any other agreements contemplated hereby to which the Company is or will be a party (the “Company Agreements”) and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Company Agreements by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Managers and the sole member of the Company, and no other limited liability company proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the Company Agreements, or to consummate the transactions contemplated hereby or thereby. This Agreement and the Company Agreements have been (or upon execution and delivery will be) duly executed and delivered by the Company, and (assuming due authorization and delivery by the other parties hereto and thereto other than Seller and the Stockholders) constitute (or will constitute) legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

7.3 No Conflict; Consents; Approvals. Except as set forth in Section 7.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Company Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the governing documents of the Company, (b) conflict with or violate any Law applicable to the Company or any of its assets, properties or businesses, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Units or on any of the assets or properties of the Company pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document, or Material Contract except for, in the case of clauses (b) and (c), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect. Except for those required filings, registrations, consents and approvals listed in Section 7.3 of the Disclosure Schedule, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement and the Company Agreements by the Company or for the consummation by the Company of the transactions contemplated hereby and thereby.

7.4 Capitalization.

(a) Set forth in Section 7.4(a) of the Disclosure Schedule are (i) the number of issued and outstanding equity interests of each class of the authorized equity interests of the Company, all of which are owned of record by Seller, and (ii) the names of all of the current managers of the Company. The Company has no officers, and each manager of the Company, acting singly, has the power and the authority pursuant to the Company’s governing documents to contractually bind the Company. All of the issued and outstanding Units (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) are not subject to any preemptive rights or rights of first refusal or first offer, (C) have not been issued in violation of any preemptive rights or rights of first refusal or first offer and (D) have not been issued in violation of any federal or state securities Laws.

(b) Except as set forth in Section 7.4(b) of the Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests of, or any other interest in, the Company, (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (iii) no Encumbrances on the Company’s equity interests. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of equity interests in the Company have the right to vote.

(c) All of the issued and outstanding shares of capital stock of CCI immediately prior to the Merger were converted into the Units as of the effective time of the Merger.

(d) Upon Purchaser’s acquisition of the Units at the Closing pursuant to the terms and conditions of this Agreement, Purchaser will acquire 100% of the issued and outstanding equity securities of the Company, free and clear of all Encumbrances.

7.5 Financial Statements.

(a) The Company has delivered to Purchaser true, complete and correct copies of (i) the unaudited balance sheet of the Company as of December 31, 2004 and related unaudited statements of operations and cash flows for the Company for the period between July 12, 2004 and December 31, 2004, and (ii) the unaudited balance sheet as of November 30, 2005 and related unaudited statements of operations and cash flows for the Company for the eleven months ended November 30, 2005 (such financial statements described in clause (ii), collectively, the “2005 Unaudited Financial Statements” and, together with the financial statements described in clause (i), the “Unaudited Financial Statements”). The November 30, 2005 balance sheet is referred to herein as the “Interim Balance Sheet.” The Company has also delivered to Purchaser copies of the unaudited balance sheets of the Company as of June 15, 2004 and June 15, 2003 and related unaudited statements of operations and cash flows for the Company for the twelve-month periods ended on each of June 15, 2004 and June 15, 2003; such copies are true and correct copies of the financial statements provided to Seller and its Affiliates in connection with Seller’s purchase of the Company on July 8, 2004, and such financial statements have not been revised or modified in any respect since they were so provided to Seller and its Affiliates.

(b) The UCG Combined Audited Financial Statements have been prepared in accordance with GAAP and the Company is part of the combined group reflected in the UCG Combined Audited Financial Statements. The accounting policies and procedures of the Company are consistent with the accounting policies and procedures employed by UCG in preparation of the UCG Combined Audited Financial Statements. The Unaudited Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby, subject to (i) the absence of disclosures normally made in footnotes, and (ii) with respect to the 2005 Unaudited Financial Statements, normal year-end adjustments, none of which are expected to be material.

(c) The Unaudited Financial Statements have been prepared from the books and records of the Company.

7.6 Real Property.

(a) The Company does not own any real property.

(b) The real property demised by the leases set forth in Section 7.6 of the Disclosure Schedule constitutes all of the real property leased by the Company. The Company has made available to Purchaser correct and complete copies of each such lease. Section 7.6 of the Disclosure Schedule sets forth, with respect to the leased real property, (i) the street address of each parcel of leased real property, (ii) the identity of the lessor and lessee of each such parcel of leased real property, (iii) the expiration date of the lease pertaining to each such parcel of leased real property, and (iv) the amount of monthly or annual rent payable by the lessee to the lessor of such real property.

(c) Each lease described in Section 7.6 of the Disclosure Schedule is a valid and binding obligation of the parties thereto and is in full force and effect without amendment, and the Company enjoys peaceful and undisturbed possession thereunder. Except as otherwise described in Section 7.6 of the Disclosure Schedule, the Company is not, and to the knowledge of the Company and Seller, no other party is, in default under any lease described in Section 7.6 of the Disclosure Schedule and no condition exists which could reasonably be expected to cause a default under any lease described in Section 7.6 of the Disclosure Schedule. Except as disclosed in Section 7.6 of the Disclosure Schedule, all leasehold interests described in Section 7.6 of the Disclosure Schedule (including the improvements thereon) are available for immediate use in the conduct of the business and operations of the Company as currently conducted.

7.7 Title to and Sufficiency of Assets; Liens.

(a) Except as disclosed in Section 7.7 of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets used by the Company in the operation of its business, including, without limitation, the assets reflected in the Interim Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business as currently conducted) and in each case subject to no Encumbrances, except Permitted Encumbrances.

(b) All tangible assets owned or used by the Company in the operation of its business (including all assets held by the Company under leases and licenses), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the continued conduct of such business as currently conducted.

7.8 Material Contracts.

(a) Section 7.8(a) of the Disclosure Schedule lists each of the written (and describes any oral) contracts, agreements, leases, subleases, licenses, sublicenses, plans, arrangements, commitments and other documents and instruments (“Contracts”) of the following types to which the Company is a party and, except for Contracts listed in clauses (i), (ii), (vi), (x), (xi), (xii) and (xiii), pursuant to which there are outstanding obligations as of the date of this Agreement in excess of $50,000 (each such Contract listed on such schedule, a “Material Contract”):

(i) any Contract (or group of related Contracts) for the sale or lease of goods or services from or to third parties with annual payments exceeding $250,000.00 per Contract, or exceeding $500,000.00 in the aggregate;

(ii) any Contract concerning a partnership or joint venture;

(iii) all employment agreements, severance agreements, consulting agreements and other contracts, agreements or commitments to or with any employee or consultant of the Company;

(iv) any Contract with respect to the lending or investing of funds by the Company to or in other Persons;

(v) any Contract with any officer, director, or Affiliate of the Company, including any contracts pertaining to the Term Bonus Amount;

(vi) any Contract that limits the manner or location in which the business of the Company may be conducted;

(vii) any Contract either (A) requiring any payments or (B) the terms of which provide for an increase in the amount of any payment, in either case solely because of the consummation of the transactions contemplated hereby;

(viii) any Contracts upon which any substantial part of the business of the Company is dependent;

(ix) any Contract evidencing, creating or otherwise relating to obligations for borrowed money or guarantees of obligations for borrowed money;

(x) all powers of attorney;

(xi) all Plans, including all single employer or multiemployer pension, profit sharing, retirement, severance, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance and other welfare benefit plans, agreements, arrangements, or commitments, whether or not legally binding;

(xii) any Contract for capital expenditures under which the Company has remaining obligations in excess of $100,000.00;

(xiii) any Contract for services from the Company to its customers, pursuant to which there are monthly payments in excess of $5,000 or annual payments in excess of $60,000, that contain limitation of liability or indemnification provisions that differ in a material respect from the standard form of Contract included in Section 7.8(a)(xiii) of the Disclosure Schedule;

(xiv) Any Contract (other than “shrink-wrap” license agreements) pursuant to which Intellectual Property has been licensed or sublicensed to or from the Company, or pursuant to which the Company is obligated to pay, or pursuant to which the Company receives, any royalty or other fee for the use of or the right to use, any Intellectual Property; and

(xv) all agreements to enter into any of the foregoing.

(b) Except as disclosed in Section 7.8(b) of the Disclosure Schedule:

(i) neither the Company nor, to the knowledge of the Company or Seller, any other party to a Material Contract, is in material breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder;

(ii) neither the Company nor, to the knowledge of the Company or Seller, any other party to a Material Contract, is seeking to renegotiate such Material Contract;

(iii) no rights to terminate, renegotiate or modify any Material Contract will arise as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(iv) each Material Contract is valid and binding on the Company and, to the knowledge of the Company and Seller, each counterparty thereto in accordance with its terms, and each Material Contract is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights, and each party thereto has performed in all material respects all obligations required to be performed by it.

(c) The Company has made available to Purchaser a correct and complete copy of each written Material Contract (including all amendments thereto) listed in Section 7.8(a) of the Disclosure Schedule.

7.9 Intellectual Property.

(a) Section 7.9 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Intellectual Property owned by the Company and used in its current operations: (i) Trademarks and domain names; (ii) Patents, invention certificates, and the like; and (iii) copyrights. Except as set forth in Section 7.9 of the Disclosure Schedule, the Company is listed in the appropriate registry, if any, as the record owner of such Intellectual Property. Each material unregistered trademark owned and used by the Company, which is set forth on Section 7.9 of the Disclosure Schedule, has not been abandoned and is valid and enforceable. All Intellectual Property set forth in Section 7.9 of the Disclosure Schedule is in full force and effect, has not been canceled, expired or abandoned, and, to the knowledge of the Company and Seller, has not been made the subject of any opposition, cancellation, reissue, reexamination, interference, or equivalent proceeding. Other than the DecisionCoder product or as otherwise set forth in Section 7.9(b) of the Disclosure Schedule, none of the Intellectual Property used in the operations of the Company is owned by any Affiliate of the Company.

(b) Except as set forth in Section 7.9(b) of the Disclosure Schedule, the Company owns, has a valid license to use, or otherwise has the right to use each item of Intellectual Property currently used or if not currently in use, as held for use in the business of the Company, free and clear of all Encumbrances except for Permitted Encumbrances.

(c) Except as set forth in Section 7.9(c) of the Disclosure Schedule, no Person has alleged that the conduct of the business of the Company has infringed or does infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, and no Person has challenged the ownership, use, validity, enforceability or registrability of any Intellectual Property owned or used by the Company.

(d) Except as set forth in Section 7.9(d) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) restrict any of Purchaser’s or the Company’s rights to use any Intellectual Property, (ii) restrict the business of the Company in order to accommodate a third party’s Intellectual Property or (iii) permit any third party to use any of the Intellectual Property owned by or exclusively licensed to the Company.

(e) To the knowledge of the Company and Seller, no third party is misappropriating, infringing, diluting or violating any of the Intellectual Property owned by or exclusively licensed to the Company.

(f) Except as set forth in Section 7.9(f) of the Disclosure Schedule, no current or former owner, partner, director, officer, or employee of the Company will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Intellectual Property owned or used by the Company currently or, if not currently in use, as held for use in the business of the Company or the right to receive royalties for any of the foregoing Intellectual Property.

(g) Other than pursuant to a Material Contract set forth on Section 7.8(a) of the Disclosure Schedule or pursuant to the License Agreement, (i) except for software licensed to the Company that is available in consumer retail stores and subject to “shrink-wrap” license agreements and “off-the-shelf”, perpetual paid-up or software licenses implied by the sale of a product licensed to the Company, the Company has not licensed or sublicensed, nor has any third party acquired, any rights or licenses in any of the Intellectual Property currently used or, if not currently in use, as held for use in the business of the Company and (ii) there is no royalty or fee payable by the Company to any third party for the use of, or the right to use, any of the Intellectual Property currently used or, if not currently in use, as held for use in the business of the Company.

(h) Section 7.9 of the Disclosure Schedule sets forth a list of all open source software sold or distributed by the Company.

(i) To the knowledge of the Company and Seller, the Company is not misappropriating, infringing, diluting or violating any Intellectual Property of any third party.

7.10 Litigation, Claims and Proceedings. Except as set forth in Section 7.10 of the Disclosure Schedule, there are (a) no civil, criminal or administrative actions, suits, claims, hearings, arbitration proceedings or investigations pending or, to the knowledge of the Company or Seller, threatened, against or relating to the Company, its assets or business, at law or in equity, or before any Governmental Authority, including any that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; (b) no Governmental Orders involving the Company, its assets or business; or (c) no civil, criminal, administrative or arbitral unfunded settlements that the Company is required to pay.

7.11 Environmental and Safety and Health Matters. Except as disclosed in Section 7.11 of the Disclosure Schedule:

(a) The Company has obtained all material Permits that are required under any Environmental Law for the operation of its business as currently being conducted. All such Permits are valid and in full force and effect. “Environmental Law” means any applicable law, including applicable principles of common law, in effect on the date hereof relating to (i) the protection, investigation or restoration of the environment or natural resources, or (ii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any material defined as hazardous or toxic in any statute or regulation pertaining to the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act and the Clean Air Act. “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product and (iii) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

(b) The Company is in material compliance with all material Permits required under all Environmental Laws that are used in the operation of its business as currently being conducted. No circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.

(c) The Company and, to the knowledge of the Company and Seller, the real property used by the Company in its business are in material compliance with all Environmental Laws. To the knowledge of the Company and Seller, no Hazardous Substance is located on the real property used by the Company in its business, except in material compliance with all Environmental Laws. To the knowledge of the Company and Seller, no fact or circumstance exists which would reasonably be expected to involve the Company in any environmental litigation, or impose upon Purchaser any material environmental liability.

(d) The Company has not had a material disposal or release of any Hazardous Substances on or from the premises leased by the Company during the term of the lease, and the Company has not made or arranged for a material disposal or release of any Hazardous Substances on, under, in, from or about the real property used by the Company in its business or any other properties while such properties were owned, leased, or otherwise used by the Company.

(e) The Company has not disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or may subject the Company to material liability under any Environmental Law.

(f) The Company has not received any written notice, demand, letter, claim or request for information relating to the real property used by the Company in its business or any other properties previously owned, leased or otherwise used by the Company alleging violation of or liability under any Environmental Law, which notice, demand, letter, claim or request has not been resolved to the satisfaction of the party submitting it, and the Company is not a party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law.

7.12 Compliance with Law; Permits.

(a) Except as set forth in Section 7.12 of the Disclosure Schedule, the business of the Company has been, and is being, conducted in compliance in all material respects with applicable Laws. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company or Seller, is threatened, nor, to the knowledge of the Company or Seller, has any Governmental Authority indicated an intention to conduct the same.

(b) The Company has operated and is operating in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and all regulations promulgated thereunder by the U.S. Department of Health and Human Services, including 45 C.F.R. 164.500-164.534 and 164.302-164.318 as the same may be amended from time to time.

(c) The Company holds all Permits necessary for the lawful conduct of its business, except for failures to hold such Permits that would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect. Such Permits are valid and in full force and effect, except for those the failure of which to be valid and in full force and effect would not, individually or in the aggregate, be reasonably likely to cause a Company Material

Adverse Effect. The Company is in material compliance with the terms of such Permits. Seller makes no representation in this Section 7.12 as to any matter the subject matter of which is specifically covered by Section 7.9, 7.11, 7.13 or 7.14 of this Agreement.

7.13 Employee Benefit Matters.

(a) Section 7.13 of the Disclosure Schedule provides a description of each of the following which is sponsored, maintained or contributed to by the Company or its Affiliates (or their predecessors) for the benefit of the employees of the Company (or its predecessor), or has been so sponsored, maintained or contributed to within six years prior to the Closing Date for the benefit of such individuals:

(i) each “employee benefit plan,” as such term is defined in section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and

(ii) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, educational, adoption or dependent care assistance program, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 7.13(a)(i) (each a “Benefit Program or Agreement”).

(b) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Purchaser. There also has been furnished to Purchaser, with respect to each Plan required to file such report and description, a Form 5500 for the last three years and the current summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Purchaser. A schedule of employer expenses with respect to each Plan and Benefit Program or Agreement for the current plan year and past plan year has been furnished to Purchaser along with any administrative agreements associated with any Plan. Additionally, the most recent determination letter from the Internal Revenue Service for each of the Plans intended to be qualified under section 401 of the Code, and any outstanding determination letter application for such Plans has been furnished to Purchaser.

(c) Except as otherwise set forth in Section 7.13 of the Disclosure Schedule,

(i) The Company (and its predecessors) have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs or Agreements and to the knowledge of the Company and Seller there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(ii) All reports and disclosures relating to the Plans required to be filed with or furnished to government agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iii) Each of the Plans intended to be qualified under Section 401 of the Code, (A) satisfies the requirements of such section, (B) has received a favorable determination letter from the Internal Revenue Service (the “IRS”) regarding such qualified status, (C) has not, since receipt of the most recent favorable determination letter, been amended, and (D) has not been operated in a way which would adversely affect such qualified status;

(iv) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company and Seller, threatened against, or with respect to, any of the Plans, Benefit Programs or Agreements or their assets;

(v) No Plan has been subject to Title IV of ERISA;

(vi) No act, omission or transaction has occurred which would be reasonably likely to result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vii) To the knowledge of the Company and Seller, there is no matter pending with respect to any of the Plans before the IRS, Department of Labor or any other governmental authority;

(viii) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

(ix) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and the proposed Department of Treasury (“Treasury”) regulations issued pursuant to Section 409A of the Code and no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been “materially modified” (within the meaning of the proposed Treasury regulations issued pursuant to Section 409A of the Code) at any time after October 3, 2004; and

(x) Except for payment of the Term Bonus Amounts, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company or its subsidiaries to make a larger contribution to, or pay greater compensation or benefits under, any Plan or Benefit Program or Agreement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

(d) In connection with the consummation of the transaction contemplated by this Agreement, no payments, acceleration of benefits, or provisions of other rights have or will be made under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Section 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(e) Except as otherwise set forth in Section 7.13(e) of the Disclosure Schedule, the Company is not a party to or bound by any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services.

(f) Except as otherwise set forth in Section 7.13(f) of the Disclosure Schedule, no Plan, Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code.

7.14 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company and Seller have been accurately prepared in all respects and timely filed, and all Taxes for which the Company and Seller may be held liable have been paid or accrued within the prescribed period for the payment thereof. All Taxes required to be withheld by the Company and Seller, including, but not limited to, Taxes arising as a result of payments or distributions to employees of the Company and Seller, have been collected and withheld, and have been paid to the respective Governmental Authorities.

(b) (i) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or Seller, and neither the Company nor Seller has received notice of any pending or proposed claims, audits or proceedings with respect to Taxes, (ii) neither the Company nor Seller has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and (iii) no claim has been made by any Governmental Authorities in a jurisdiction where either the Company or Seller does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

(c) There are no Encumbrances for Taxes upon any property of the Company or Seller, except for the Permitted Encumbrances.

(d) There are no outstanding contracts or waivers extending the statutory period of limitation applicable to (i) the filing of any Tax Return by or with respect to, or (ii) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, the Company or Seller.

(e) The Company has not made or agreed to make any adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) with respect to the Company by reason of any change in any accounting method or otherwise, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of the Company.

(f) The Company will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(g) The Company has never been a member of a Consolidated Group, and the Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(h) The Company is not a party to, nor is it bound by or have any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar contract.

(i) The Company has not executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, the Company for any taxable period ending after the Closing Date.

(j) The Company has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or similar provision of state, local, or foreign law), and the Company has not engaged in any “reportable transaction” within the meaning of Section 6011 of the Code or that could be subject to Section 6111 or Section 6112 of the Code.

(k) None of the Company’s assets directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code, and none of the Company’s assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(l) The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action.

(m) To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(n) The Company has not been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax free transaction pursuant to Section 355 of the Code at any time in the prior two (2) years.

(o) Section 7.14 of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for all taxable years since 1999 and ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.

(p) Section 7.14 of the Disclosure Schedule lists all jurisdictions to which any Tax is properly payable by the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(q) None of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(r) The Company was a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code of Seller at all times since July 8, 2004 through the effective time of the Merger, upon which the Company became disregarded as an entity separate from Seller pursuant to Treasury Regulation Section 301.7701-3(b)(1). No election has been made for the Company to be classified as an association taxable as a corporation for income tax purposes. Seller is and has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence.

7.15 Absence of Undisclosed Liabilities. Except as set forth in Section 7.15 of the Disclosure Schedule, the Company has no liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Interim Balance Sheet, (b) were incurred after November 30, 2005 in the ordinary course of business and consistent with past practices or (c) were incurred in connection with the transactions contemplated by this Agreement.

7.16 Absence of Certain Changes. Except as set forth in Section 7.16 of the Disclosure Schedule, and except for the Company Transaction Matters, since November 30, 2005, the business of the Company has been operated in the ordinary course consistent with past practice, the Company has incurred Current Liabilities only in the ordinary course of the Company’s business in amounts consistent with past practice, and the Company has not suffered any change in its business, assets, liabilities, financial condition or results of operations that, individually or in the aggregate, has caused or is reasonably likely to cause a Company Material Adverse Effect. Except as set forth in Section 7.16 of the Disclosure Schedule, and except for the Company Transaction Matters, there has not been since November 30, 2005:

(a) any entry by the Company into any Material Contract or transaction except in the ordinary course of the Company’s business that cannot be terminated within 30 days without penalty;

(b) any termination of or material waiver under any Material Contract;

(c) any change in the accounting policies or practices of the Company or in the method of applying such policies or practices;

(d) the implementation of, or any agreement to implement, any increase in benefits with respect to any Plans, or any alteration of Company’s employment or compensation practices or terms and conditions of employment, or in the making of any bonus payment or similar arrangement to or with any officer, director, employee or agent of the Company;

(e) any issuance, sale or disposition by the Company of, or any Encumbrances on, any equity securities or other rights to subscribe for or purchase any equity securities, or any repurchase or redemption by the Company of any equity securities;

(f) any sale, lease or other disposition of, or execution and delivery of any agreement by the Company contemplating the sale, lease or other disposition of, properties and assets of the Company, other than the sale of inventory in the ordinary course of business and consistent with past practices;

(g) any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company;

(h) any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by the Company or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company is bound or by which it or any of its properties is bound other than in the ordinary course of business and consistent with past practices;

(i) any declaration or payment of any dividend on, or any other distribution with respect to, any equity securities of the Company;

(j) any cancellation, compromise, waiver or release of any claims or rights with a value to the Company in excess of $100,000.00;

(k) any write-off of accounts receivable of the Company in excess of $250,000.00 in the aggregate;

(l) any material change in the Tax reporting policies or practices of the Company, or any settlement or compromise of any material Tax liability or any making of any material Tax election;

(m) any loan, advance or capital contribution to or investment in any Person by the Company;

(n) any Encumbrance imposed on any of the assets, tangible or intangible, of the Company other than Permitted Encumbrances; or

(o) any agreement to do any of the foregoing.

7.17 Labor Matters. Section 7.17 of the Disclosure Schedule lists each (a) labor union which represents employees of the Company, and (b) collective bargaining agreement or other labor union contract to which the Company is a party, and no collective bargaining agreement or other labor contract is being negotiated. There is no labor strike, slowdown or stoppage in progress or, to the knowledge of the Company and Seller, threatened, against or involving the Company. Since January 1, 2002, the Company has not experienced any labor strike, slowdown or stoppage. Neither the Company nor Seller has any knowledge of any activities or proceedings of any labor union to organize any employees of the Company. Since January 1, 2002, there has been no request for collective bargaining or for a representation election from any employee, labor union or the National Labor Relations Board. The Company has not committed any material unfair labor practice. Since January 1, 2002, there have not been any plant closings, mass layoffs or other terminations of employees of the Company which would create any obligations upon or liabilities for the Company under the Worker Adjustment and Retraining Notification Act or similar laws. To the knowledge of the Company and Seller, all current employees of the Company are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration laws.

7.18 Finder’s Fee. The Company is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement and has not retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

7.19 Insurance. Section 7.19 of the Disclosure Schedule contains a complete and correct list of all policies of insurance owned or held by the Company or which cover or relate to the assets of the Company. All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by the Company with all requirements of Law and all agreements to which the Company is a party, (b) are valid, outstanding and enforceable policies, (c) to the knowledge of the Company and the Seller, insure against risks of the kind customarily insured against by companies engaged in the business of the Company and (d) provide that they will remain in full force and effect through the respective dates set forth in Section 7.19 of the Disclosure Schedule, subject to the cancellation rights specified in such policies. Except as set forth in Section 7.19 of the Disclosure Schedule, during the last two years, the Company has not been denied any insurance coverage that it has requested, has not made any material change in the scope or nature of its insurance coverage and has not received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies. During the past two years, there has been no lapse in coverage of the insurance carried by the Company.

7.20 Customers and Suppliers. Section 7.20 of the Disclosure Schedule sets forth a list of (a) the ten largest customers of the Company based on Company revenue derived from sales during the calendar year 2004, (b) the ten largest customers of the Company based on

Company revenue derived from sales during the calendar year 2005, showing the approximate total sales to each such customer during such period, (c) the ten largest suppliers of the Company based on purchases during the calendar year 2004, and (d) the ten largest suppliers of the Company based on purchases during the calendar year 2005, showing the approximate total purchases by the Company from each such supplier during such periods. Section 7.20 of the Disclosure Schedule sets forth a list of all customers of the Company who, since January 1, 2005, have terminated, not renewed or given notice of their intent to terminate or not renew any contract or agreement with the Company and, except for such customers, to the knowledge of the Company and Seller, no customer with annual payments to the Company in excess of $50,000.00 intends to or is considering terminating or not renewing any contract or agreement with the Company. Except as described in Section 7.20 of the Disclosure Schedule, there has not been any material adverse change in the business relationship of the Company with any customer or supplier named in such schedule, and the Company and Seller have no knowledge that there will be any such material adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

7.21 Transactions with Affiliates. Except as set forth in Section 7.21 of the Disclosure Schedule and except for Company Transaction Matters, normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees, the Company has not purchased, acquired, licensed or leased any property or services from, or sold, transferred, licensed or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, Seller, or any Affiliate of Seller, or any officer, director, or employee of the Company. There are no outstanding accounts receivable or accounts payable balances between the Company and any of its Affiliates.

7.22 Accounts Receivable. All accounts receivable reflected in the Interim Balance Sheet and all accounts receivable of the Company that have arisen since the date of the Interim Balance Sheet represent bona fide amounts due from account debtors of the Company for products sold and delivered or services rendered in the ordinary course of business. Except to the extent of any recorded reserves reflected in the Interim Balance Sheet (which reserves are reflected correctly under GAAP), all accounts receivable reflected in the Interim Balance Sheet are uncontested, unconditional obligations of the account debtors and are not in dispute or to the knowledge of the Company or Seller, subject to any valid defense, offset, counterclaim, right of return or agreement that varies the terms thereof. Except to the extent of reserves in amounts consistent with past practice, to the knowledge of the Company or Seller, all other accounts receivable are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement that varies the terms thereof.

7.23 Banking Relationships. Section 7.23 of the Disclosure Schedule sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that the Company has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of the foregoing. No person holds any power of attorney or similar authority from the Company with respect to such accounts.

7.24 Products and Services. Since January 1, 2005, (a) there have been no recalls or withdrawals of products produced or sold by the Company or other similar federal, state or private actions with respect to such products, (b) there have been no material product returns by customers of the Company and, (c) to the knowledge of the Company and Seller, no facts or circumstances exist that could reasonably be expected to result in such actions. The Company has not made any warranties with respect to the quality or performance of any product or service sold, leased or delivered by the Company that are in force as of the date hereof except in the ordinary course of business.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

8.1 Corporate Status. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

8.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and any other agreements contemplated hereby to which it is or will be a party (the “Purchaser Agreements”) and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Purchaser Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the Purchaser Agreements, or to consummate the transactions contemplated hereby or thereby. This Agreement and the Purchaser Agreements have been (or upon execution and delivery will be) duly executed and delivered by Purchaser, and (assuming due authorization and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

8.3 No Conflict. Neither the execution, delivery and performance of this Agreement or the Purchaser Agreements by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the charter or bylaws of Purchaser, (b) conflict with or violate any Law applicable to Purchaser or its assets, properties or businesses, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, or Permit; except for, in the case of clauses (b) and (c), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Purchaser Material Adverse Effect.

8.4 Compliance with Law. Purchaser has complied with and is not in violation of applicable Laws that would affect its ability to perform its obligations hereunder. There is no Action pending, or to the knowledge of Purchaser, threatened against Purchaser, affecting its ability to perform its obligations hereunder.

8.5 Consents. No filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person that has not been obtained is necessary or required in connection with the execution and delivery of this Agreement and the Purchaser Agreements by Purchaser or for the consummation by Purchaser of the transactions contemplated hereby and thereby.

8.6 Finder’s Fee. Except for the fee payable to Cornerstone Partners, Purchaser is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement. Purchaser shall be solely liable for the payment of any fee due to Cornerstone Partners in connection with the transactions contemplated by this Agreement.

8.7 Investment Representation. Purchaser is purchasing the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units; provided that this representation shall not limit any rights of Purchaser under Article 11 hereof. Purchaser acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

8.8 Sufficient Funds. As of the date hereof, Purchaser has sufficient funds or access to sufficient funds to satisfy its obligations hereunder.

ARTICLE 9.

COVENANTS

9.1 Confidentiality; Publicity. The Confidentiality Agreement dated October 14, 2005 shall terminate as of the Closing. Purchaser agrees that it shall not disclose to any Person any confidential information exclusively concerning the business and affairs of UCG or any of its Affiliates that it obtained in connection with its review of a possible transaction involving the Company unless and to the extent that such confidential information (a) is required to be disclosed by Law, or (b) becomes generally known to or available for use by the public otherwise than as a result of the act or omission to act of Purchaser. None of the parties hereto shall publicly disclose the purchase price for the Units paid hereunder or other material economic terms of the transactions contemplated hereby without the prior written consent of the other parties hereto.

9.2 Cooperation with Audit. From the date hereof until the completion of Purchaser’s audit of the financial statements of the Company up to but not later than June 30, 2006, Seller shall, and the Stockholders shall cause UCG to, cooperate with Purchaser, the Company and the Company’s and Purchaser’s representatives, including its accounting firm, in Purchaser’s audit of the financial statements of the Company for each of fiscal year 2003, 2004 and 2005.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses except as expressly provided herein.

9.4 Resignations of Managers. Seller and the Company shall cause all managers of the Company whose names are set forth on Schedule 7.4(a) of the Disclosure Schedule to deliver their written resignations to Purchaser, which resignations shall be effective as of the Closing and shall be in form and substance reasonably satisfactory to Purchaser.

9.5 Non-Competition; Non-Solicitation.

(a) Seller acknowledges that the confidential information and data obtained or possessed by it exclusively concerning the business and affairs of the Company (the “Confidential Information”) shall, as of the Closing, be the property of Purchaser and not Seller. Therefore, Seller agrees that it shall not disclose to any Person or use for its own account any of the Confidential Information unless and to the extent that such Confidential Information (i) is required to be disclosed by Law, (ii) becomes generally known to and available for use by the public otherwise than as a result of the act or omission to act of Seller, or (iii) is required to be used by Seller to protect its interests in any legal proceeding. Seller agrees to deliver to Purchaser after the Closing, at any time Purchaser may request within five years after the Closing, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating exclusively to the conduct of the business of the Company that it may then possess or have under its control.

(b) Effective as of the Closing, except as permitted by or consistent with the terms of the License Agreement, Seller shall not, and shall cause its respective Affiliates (Seller and its Affiliates, collectively, the “Non-Compete Parties”) to not, until 11:59 p.m. on the fifth anniversary of the Closing Date:

(i) directly or indirectly own, engage in, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an equityholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, trust or other organization, entity or individual that in any way competes with the Company’s products and services existing and in commercial use as of the Closing, which products are listed in Schedule 9.5 to this Agreement (the “Existing Products”), in the Territory; provided, however, a Non-Compete Party may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if such Non-Compete Party does not, directly or indirectly, individually own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such entity and does not, with respect to any such entity that competes with the Existing Products in the Territory, directly or indirectly participate in the management, operation or control of such entity;

(ii) directly or indirectly request or advise any present or future service provider, supplier or financial resource of the Company to withdraw, curtail or cancel the furnishing of such service, supply or resource to the Company;

(iii) directly or indirectly solicit any customer of the Company with respect to the Existing Products or induce or attempt to influence any customer of the Company to curtail, cancel or terminate its relationship with the Company with respect to the Existing Products; or

(iv) directly or indirectly induce or attempt to influence any employee of the Company to terminate or curtail his or her employment with the Company.

(c) Notwithstanding anything contained in this Section 9.5, the Non-Compete Parties shall be entitled directly or through their Affiliates (i) to continue their business activities as currently or in the past conducted and to improve, update and modify their products and services (including changes of products to electronic format), (ii) to engage in any other business activities and to do business with any customer of the Company or its Affiliates, so long as, in the case of the activities described in this clause (ii), they do not offer or provide any products or services that compete with the Existing Products, (iii) to market any product specifically including products competitive with the Existing Products, to physicians or to physician practices including practices owned or managed by hospitals and (iv) to market a product under the “Decision Coder” name incorporating UCG content but which does not include the CodeCorrect KnowledgeSourcePRO Services. For the purposes of this Section 9.5, the existing products and services of UCG’s DecisionHealth division shall not be deemed competitive with the Existing Products. As used herein, the “Territory” means the United States of America.

(d) Seller acknowledges and agrees that it has agreed to the provisions of this Section 9.5 in order to induce Purchaser to consummate the transactions contemplated by this Agreement.

9.6 Available Cash; Receivables.

(a) The Company shall cause the Available Cash to be no less than the sum of $525,000 (the “Estimated Closing Cash Amount”) plus the Retained Cash Amount (as defined below) (such sum, the “Required Cash Amount”). If Available Cash is less than the Required Cash Amount, then the Purchase Price will be reduced by the amount of such shortfall. No later than three Business Days prior to the Closing Date, the Company shall provide Purchaser with a schedule showing the estimated Available Cash. The parties further agree that (i) all cash received by the Company between 12:01 a.m., Central Time, on January 1, 2006 and 11:59 p.m., Central Time, January 19, 2006, is for the benefit of Purchaser and should be retained in the Company at the Closing other than to satisfy the Company’s ordinary course of business obligations consistent with past practice (the “Retained Cash Amount”); and (ii) to the extent any such cash has been distributed out of the Company other than to satisfy the Company’s ordinary course of business obligations consistent with past practice, Seller and the Stockholders shall cause an amount equal to any such distributed amounts to be deposited with the Company as of the Closing.

(b) Within 45 days after the Closing Date, Purchaser shall deliver to Seller a statement containing calculations of the Available Cash, the Final Required Cash Amount, the Retained Cash Amount, the Closing Cash Amount and the January Cash Amount (the “Statement of Actual Final Cash Amounts”) and Purchaser’s workpapers relating to such calculations. Unless Seller, within 15 days after receipt of such statement from Purchaser, delivers a written notice to Purchaser that it objects to the computations contained therein, specifying the basis for such objection, and setting forth Seller’s calculations of the Available Cash, the Final Required Cash Amount, the Retained Cash Amount, the Closing Cash Amount and the January Cash Amount (an “Objection Notice”). If Seller timely delivers an Objection Notice to Purchaser, then Purchaser and Seller shall endeavor in good faith to resolve the objections presented in the Objection Notice for a period of 30 days from the date of delivery of the Objection Notice. If Purchaser and Seller are unable to agree upon the calculations of the Available Cash, the Final Required Cash Amount, the Retained Cash Amount, the Closing Cash Amount and the January Cash Amount within such 30 day period or within a mutually agreed-to extended time period, the dispute shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of Seller and Buyer; provided, however, that if Purchaser and Seller are unable to so agree within 5 days after expiration of the aforementioned negotiation period, then each of Purchaser and Seller shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after such selection, then select a third independent accounting firm of recognized national standing to resolve the dispute (such selected accountants, the “Settlement Accountants”). Purchaser and Seller shall enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants. The determination of the dispute by the Settlement Accountants shall be final, binding and conclusive and shall not be subject to further review, challenge or adjustment. Purchaser and Seller shall use commercially reasonable efforts to cause the Settlement Accountants to reach a determination as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), and the Settlement Accountants shall limit their review only to the dispute submitted to it. The Settlement Accountants shall only assign a value to each of the Available Cash, the Final Required Cash Amount, the Retained Cash Amount, the Closing Cash Amount and the January Cash Amount that is within the range of values for such amounts defined by the values set forth in the Statement of Actual Final Cash Amounts and the values set forth in the Objection Notice. Purchaser and Seller shall each furnish the Settlement

Accountants such workpapers and other documents and information relating to the dispute, and shall provide interviews and answer questions, as the Settlement Accountants may reasonably request. Each party shall pay its own costs and expenses incurred in connection with this Section 9.6(b); provided, however, that Purchaser, on the one hand, and Seller, on the other hand, shall each pay one half of the fees and expenses of the Settlement Accountants.

(c) Purchaser shall pay to Seller an amount equal to the January Cash Amount plus (if the Available Cash was greater than the Final Required Cash Amount) an amount equal to such excess, or minus (if the Available Cash was less than the Final Required Cash Amount), an amount equal to such shortfall. Any amounts owed pursuant to this Section 9.6(c) shall be delivered in accordance with the instructions of the appropriate recipient, (i) on or before the date that is the earlier of 35 days after delivery by Purchaser of the Statement of Actual Final Cash Amounts if no Objection Notice is timely delivered, or 5 days after Seller notifies Purchaser that it does not object to the Statement of Actual Final Cash Amounts, or (ii) if Seller shall have timely delivered an Objection Notice, within 5 days following final determination of the disputed items pursuant to Section 9.6(b).

(d) If within the six-month period after Closing the Company collects any amount that would be classified as an account receivable on the asset side of the balance sheet of the Company prepared in accordance with GAAP as of 12:01 a.m., Central Time, on January 1, 2006, that as of such time had been outstanding for longer than 120 days or was more than 90 days past due (a “Past Due Receivable”), the Company shall, promptly after collection thereof, pay such Past Due Receivable to Seller. For the six-month period after the Closing Date, the Company shall use commercially reasonable efforts, consistent with the Company’s customary collection practices, to collect the Past Due Receivables.

9.7 Chargemasters.com Payments. The Company shall be entitled to deduct from the Holdback Amount (to the extent the Holdback Amount has not been reduced pursuant to Section 11.4) any Chargemasters.com Payments, in which case Purchaser and any one of the Stockholders shall jointly instruct the Escrow Agent to make such payments.

9.8 Termination of Agreements. The Company shall cause all agreements (other than this Agreement, the License Agreement, or as contemplated by this Agreement) between the Company and UCG or any of its Affiliates to be terminated prior to or as of the Closing, with no further liability or obligation of any kind owed by the Company to UCG or any of its Affiliates thereunder.

9.9 Post-Closing Cooperation. If at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor hereunder).

9.10 Books and Records; Personnel. For a period of five years from the Closing Date:

(a) Purchaser shall not, and shall cause the Company not to, dispose of or destroy any of the books and records of the Company relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least 15 days prior to the proposed date of such disposition or destruction.

(b) Purchaser shall, and shall cause the Company to, with appropriate advance notice to Purchaser, allow Seller and its agents access to all Books and Records during normal working hours at Purchaser’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done for a reasonable business purpose and in such a manner so as not to interfere with the normal conduct of Purchaser’s or the Company’s business. Notwithstanding the foregoing, Purchaser shall not be required to, or to cause the Company to, grant access or furnish information to Seller or its agents (i) to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement, or (ii) relating to individual performance or evaluation records, medical histories or other information that in Purchaser’s good faith opinion is sensitive or the disclosure of which could subject Purchaser or the Company to risk of liability. Neither Seller nor any agent thereof shall contact any personnel of Purchaser or the Company regarding the access or information contemplated by this Section 9.10 without the express prior consent of the Chief Executive Officer of Purchaser, such consent not to be unreasonably withheld.

(c) Seller shall maintain any information derived from the Books and Records (other than information that is generally known to and available for use by the public otherwise than as a result of the act or omission to act of Seller or its Affiliates in violation of this Agreement) as confidential. Notwithstanding the foregoing provisions of this Section 9.10(c), in the event that Seller is requested or required in legal proceedings to disclose any information derived from the Books and Records, Seller shall provide Purchaser and the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Seller is nonetheless on the advice of legal counsel legally compelled to make any such disclosure to any Person or else stand liable for contempt or suffer other censure or significant penalty, Seller may, without liability hereunder, disclose to such Person only that portion of the information that on the advice of legal counsel is legally required to be disclosed, provided that Seller will use reasonable efforts to assist Purchaser and the Company, at Purchaser’s or the Company’s expense, in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information by such Person.

(d) Notwithstanding the foregoing provisions of this Section 9.10 or any other provisions of this Agreement other than Section 11.7(b) as referenced below, if any dispute is pending among the parties hereto or their respective Affiliates, Purchaser and the Company shall not, except during the twenty Business Day period referenced in Section 11.7(b), if applicable, be required to provide access and information relevant to such dispute, in which case the applicable Laws governing information sharing applicable to such disputes shall govern.

ARTICLE 10.

CERTAIN TAX MATTERS

10.1 Tax Matters.

(a) Tax Treatment. Purchaser, the Company and Seller agree that for federal and applicable state income tax purposes, the acquisition shall be treated as an acquisition by Purchaser of the Company’s assets. The parties agree that the liability associated with any deferred revenue reflected in the books and records of the Company as of the Closing Date is equal to 50% of the amount of the deferred revenue reflected in the books and records of the Company as of the Closing Date and such amount was reflected in determining the Cash Purchase Price. Schedule 10.1 to this Agreement sets forth an allocation of the purchase price plus the liabilities of the Company among the assets of the Company (the “Allocation Schedule”). The parties agree to report consistently with this Section 10.1(a) and the Allocation Schedule for all Tax purposes and to not take any position inconsistent with this Section 10.1(a) and the Allocation Schedule for any Tax purpose.

(b) Tax Returns.

(i) Seller shall prepare or cause to be prepared, and Purchaser shall file or cause to be filed, all Tax Returns for the Company which are required to be filed as returns separate from Seller’s Tax Returns (the “Company Separate Tax Returns”) for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Not less than 30 days prior to the due date for filing any such Tax Return Seller shall deliver a copy of such Tax Return to Purchaser for its review and reasonable comment. Not less than five days prior to the due date for payment of Taxes with respect to any such Tax Return, Seller shall pay to Purchaser the amount of any Purchaser Indemnified Taxes with respect to such Tax Return.

(ii) With respect to any Company Separate Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, Purchaser shall cause such Company Separate Tax Return to be prepared and filed. Not later than 30 days prior to the due date of each such Company Separate Tax Return, Purchaser shall deliver a copy of such Tax Return to Seller together with a statement of the amount of Purchaser Indemnified Taxes with respect to such Company Separate Tax Return. Purchaser shall allow Seller to review and comment on such Tax Return (to the extent relating to the period ending on the Closing Date) and shall make such revisions as are reasonably requested by Seller. Not later than five days prior to the due date for payment of Taxes with respect to any such Company Separate Tax Return, Seller shall pay to Purchaser the amount of such Purchaser Indemnified Taxes with respect to such Company Separate Tax Return.

(c) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period as reflected on a Company Separate Tax Return, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of the Company ended with (and included) the Closing Date; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Cooperation. Purchaser and Seller shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Company Separate Tax Returns pursuant to this Section and any audit, examination, or administrative or judicial proceeding relating to Taxes of the Company (a “Proceeding”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller further agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Purchaser or the Company (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser and Seller further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any taxing authority. Notwithstanding the above, a proceeding with respect to a Company Separate Tax Return covering a period prior to the Closing Date that constitutes a Third Party Claim shall be governed by the provisions of Section 11.5.

(e) Transfer Taxes. Purchaser and Seller will each be responsible for the payment of one half of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement or any other agreement contemplated hereby (the “Transfer Taxes”).

ARTICLE 11.

INDEMNIFICATION

11.1 Survival. Other than representations and warranties contained in Section 5.5 and Section 7.4, which shall survive the Closing until the expiration of the applicable statute of limitations, and Section 7.14, which shall survive the Closing until the sixth anniversary of the Closing Date (the “Excepted Representations”), all of the representations, warranties, covenants and agreements of the Company, Seller, the Stockholders and Purchaser shall survive the Closing until the first anniversary of the Closing Date (except as provided in the last sentence of this Section 11.1) (in each case, including the survival period described in the last sentence of this Section 11.1, the “Survival Period”). If a claim under this Agreement is made during the applicable Survival Period with respect to a breach of a representation, warranty, covenant or agreement, the Survival Period for such representation, warranty, covenant or agreement with respect to such claim only shall continue until the claim is finally resolved. For purposes hereof, a claim shall be deemed “made” when received by the other parties in writing, setting forth with specificity the nature of the claim and the applicable section(s) of the Agreement pursuant to which such claim is made. Section 9.8 and, to the extent that such are by their express terms to be performed after the Closing, the other covenants and agreements contained in this Agreement, shall survive the Closing until the expiration of the applicable statute of limitations.

11.2 Indemnification.

(a) Indemnification by Seller and the Stockholders. From and after the Closing and subject to the provisions of this Article 11, Seller and the Stockholders, jointly and severally, shall indemnify, defend and hold harmless Purchaser and its Affiliates and the Company and its Affiliates and each of the respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives of Purchaser, the Company, and their respective Affiliates (all such foregoing persons, collectively, the “Purchaser Indemnitees”) from and against the entirety of any Losses the Purchaser Indemnitees may suffer, sustain or become subject to (including any Losses the Purchaser Indemnitees may suffer after the end of the Survival Period with respect to claims made within such period) (“Purchaser Indemnifiable Losses) resulting from:

(i) any breach of the representations and warranties of the Company, Seller or the Stockholders made in Article 5, Article 6 and Article 7 relating to the period prior to or as of the Closing;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of the Company (only with respect to the period prior to the Closing), Seller or the Stockholders in this Agreement;

(iii) any Outstanding Indebtedness as of 11:59 p.m., Central Time, on the Business Day immediately preceding the Closing Date not set forth in the Pay-Off Documents, and the Company Transaction Costs to the extent not set forth in the Company Transaction Cost Statement or paid to Purchaser from the Holdback Amount pursuant to Section 3.1(b)(i)(B);

(iv) the Pending Actions; and

(v) any Purchaser Indemnified Taxes.

Notwithstanding the foregoing, the liability of each Stockholder to indemnify Purchase Indemnitees for Purchaser Indemnifiable Losses pursuant to Section 11.2 shall be several, with such several liability for any Purchaser Indemnifiable Loss not to exceed such Stockholder’s pro rata share of such Indemnifiable Loss, based on such Stockholder’s equity ownership in Seller relative to the other Stockholders as of immediately prior to the Closing Date.

(b) Indemnification by Purchaser. From and after the Closing and subject to the provisions of this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and each of the respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives of Seller and its Affiliates (all such foregoing persons, collectively, the “Seller Indemnitees”), from and against the entirety of any Losses the Seller Indemnitees may suffer, sustain or become subject to (“Seller Indemnifiable Losses”) resulting from:

(i) any breach of the representations and warranties of Purchaser made by it in Article 8 relating to the period prior to or as of the Closing;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of Purchaser in this Agreement; and

(iii) except to the extent that Seller and the Stockholders are obligated to indemnify the Purchaser Indemnitees pursuant to Section 11.2(a), any liabilities resulting from or arising out of operations of the Company after the Closing.

(c) Additional Terms. Each Purchaser Indemnitee and each Seller Indemnitee, as the context requires, is sometimes referred to herein as an “Indemnified Party,” and each of Purchaser, Seller and the Stockholders, as the context requires, is sometimes referred to herein as an “Indemnifying Party”. Purchaser Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”.

11.3 Limits on Indemnification.

(a) From and after the Closing, Seller and the Stockholders will not have any obligation to indemnify Purchaser Indemnitees with respect to any Indemnifiable Losses arising under Section 11.2(a) until Purchaser Indemnitees shall first have suffered such aggregate Indemnifiable Losses in excess of $500,000.00 (the “Basket”) (at which point Seller and the Stockholders will be obligated to indemnify Purchaser Indemnitees for all such Indemnifiable Losses) (provided that, notwithstanding the foregoing, the Basket shall not apply to Purchaser Indemnifiable Losses resulting from (i) breaches of Section 9.6(c), Section 9.7 and Section 9.8, (ii) non-payment by Seller of the Term Bonus Amounts, (iii) non-payment by Seller of the amount of any Company Transaction Costs owed pursuant to Section 3.1(b)(i)(B), (iv) bank indebtedness of the Company (including interest expense accrued but unpaid on or relating to any such bank debt and prepayment penalties, premiums, late charges and collection fees related to any such bank debt) outstanding as of 11:59 p.m., Central Time, on the Business Day immediately preceding the Closing Date that is not set forth in the Pay-Off Documents or (v) the Pending Actions. The aggregate liability of Seller and the Stockholders to indemnify Purchaser Indemnitees with respect to any Indemnifiable Loss arising under Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(a)(iii) and Section 11.2(a)(iv) (other than Indemnifiable Losses resulting from breaches of Excepted Representations) shall not exceed an amount equal to $20,000,000.00 (the “Cap”). The aggregate liability of Seller and the Stockholders to indemnify Purchaser Indemnitees with respect to any Indemnifiable Loss arising under Section 11.2(a)(v) or resulting from breaches of the Excepted Representations shall not exceed an amount equal to $100,000,000.00 (as such amount is reduced by the amount of any Indemnifiable Losses paid pursuant to Section 11.2(a)).

(b) The limitations set forth in this Article 11 shall not limit any liability that a Person may have at law or equity based on such Person’s fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.3 or Section 11.4, shall be deemed a waiver by any party to this Agreement of any right or remedy which such Person may have at law or equity based on any other Person’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such Person may seek against another Person with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Section 11.3(b), nor any reference to this Section 11.3(b) throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

(c) Each of Seller and the Stockholders hereby waives and releases any and all rights that it may have under this Agreement or any other document contemplated by this Agreement to assert claims of contribution against the Company.

(d) Except as set forth in Section 12.11, the indemnification provided in this Article 11 shall, subject to Section 11.3(b), be the sole and exclusive remedy available to the Purchaser Indemnitees and Seller Indemnitees in respect of any breach of or noncompliance with any provision of this Agreement by the Company, Seller, the Stockholders or Purchaser.

(e) Indemnifiable Losses shall not include consequential damages unless such damages are payable by a court order or arbitration decision to a third party.

(f) Upon making to the Indemnified Party of any payment for an indemnification claim pursuant to this Article 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against other parties with respect to the subject matter underlying such indemnification claim.

11.4 Recourse Against Holdback Amount. Purchaser Indemnifiable Losses incurred prior to the Holdback Payment Date shall first be satisfied from the Holdback Amount. Purchaser Indemnifiable Losses in excess of the Holdback Amount that are incurred prior to the Holdback Payment Date, and Purchaser Indemnifiable Losses that are incurred after the Holdback Payment Date and prior to the expiration of the applicable Survival Period, shall be made directly against Seller and the Stockholders. If a third-party action or direct claim for which Purchaser Indemnifiable Losses may be incurred is pending on the Holdback Payment Date (a “Pending Claim”), then the Holdback Amount paid to the Stockholders on the Holdback Payment Date pursuant to Section 3.2 shall be reduced by Purchaser’s good-faith estimate of the amount of such Pending Claim. Upon resolution of such Pending Claim, the amount of the Holdback Amount not used to satisfy such Pending Claims, if any, shall be promptly delivered to the Stockholders. Each Stockholder hereby covenants and agrees that at any time Seller and the Stockholders are obligated to indemnify a Purchaser Indemnitee for Purchaser Indemnifiable Losses under this Article 11 and such Purchaser Indemnifiable Losses are to be paid out of the Holdback Amount, if requested by Purchaser, such Stockholder will execute and deliver to the

Escrow Agent written instructions to release to the Purchaser Indemnitee such portion of the Holdback Amount as is necessary to indemnify the Purchaser Indemnitee for such Purchaser Indemnifiable Losses.

11.5 Matters Involving Third Parties.

(a) If any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this Article 11, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within ten (10) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Article 11 and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner. In the event that the Indemnifying Party fails so to assume the defense or settlement of any Third Party Claim within ten (10) days after notice thereof is given by the Indemnified Party or fails to conduct the defense of the Third Party Claim in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(c) So long as the conditions set forth in Section 11.5(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 11.5(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (A) the employment of separate counsel at the Indemnifying Party’s expense shall have been authorized in writing by the Indemnifying Party in connection with the defense of such claim, or (B) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that would violate applicable standards of professional conduct to have common counsel) and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, (C) in the reasonable opinion of the Indemnified Party, could have a material adverse effect on its business, operations, assets, or financial condition, or (D) involves an amount that is in excess of an amount equal to the difference of (x) the Cap minus (y) the sum of all Indemnifiable Losses previously paid to Purchaser Indemnitees plus all amounts of pending claims for Indemnifiable Losses.

11.6 Characterization of Payments. The parties agree, for all Tax purposes, to treat (and to cause each of their respective Affiliates to treat) any indemnity payment under this Article 11 as an adjustment to the purchase price of the Units.

11.7 Procedure for Indemnification. The following additional procedures shall apply to indemnification claims:

(a) The Indemnified Party shall promptly give notice to the Indemnifying Party of any claim, whether among the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provision of this Agreement in respect of which such indemnification claim shall have occurred; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b) With respect to claims solely among the parties, following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have twenty Business Days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree prior to the expiration of such twenty Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim (and/or instruct the Escrow Agent to pay such amount from the Holdback Amount, as applicable). If the Indemnified Party and the Indemnifying Party do not agree within such twenty Business Day period (or any mutually agreed upon extension thereof (and, in the event that the Indemnifying Party is Seller or the Stockholders, the Stockholders deliver an Objection Notice pursuant to the Escrow Agreement, if applicable), the Indemnified Party may seek appropriate remedies at law or equity.

ARTICLE 12.

MISCELLANEOUS

12.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to Seller:	CodeCorrect II, Inc.
11300 Rockville Pike, Suite 1100

Rockville, Maryland 20852
Attention: Todd M. Foreman
Telephone: (301) 287-2366
Telecopy No.: (301) 287-2930

	with a copy to:	Howrey LLP
1299 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Roger A. Klein
Telephone: (202) 383-6846
Telecopy No.: (202) 383-6610

(b)	if to a Stockholder:	c/o such Stockholder
11300 Rockville Pike, Suite 1100
Rockville, Maryland 20852
Attention: Todd M. Foreman
Telephone: (301) 287-2366
Telecopy No.: (301) 287-2930

	with a copy to:	Howrey LLP
1299 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Roger A. Klein
Telephone: (202) 383-6846
Telecopy No.: (202) 383-6610

(c)	if to Purchaser	Accuro Healthcare Solutions, Inc.
	or the Company:	14241 Dallas Parkway, Suite 800
Dallas, Texas 75254
Attention: Robert Allday
Telecopy No.: (972) 755-6511

	with a copy to:	Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Robert B. Little
Telecopy No.: (214) 999-7931

12.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

12.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and does not, and is not intended to, confer upon any Person other than the parties hereto and those Persons identified in Section 11.2 any rights or remedies hereunder.

12.4 Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

12.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties, provided that each of Purchaser and CodeCorrect shall be entitled to make a collateral assignment of its rights under this Agreement to any lender that provides funds to Purchaser or its Affiliates, and in the event of such assignments the other parties hereto shall execute, and shall cause their Affiliates to execute, an acknowledgement of such collateral assignments in such forms as such lenders may from time to time reasonably request, provided that no such collateral assignment shall adversely impact the rights or increase the obligations of Seller or the Stockholders.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

12.7 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY LAW, SELLER, THE COMPANY, PURCHASER AND THE STOCKHOLDERS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH OF THE PARTIES HEREBY EXPRESSLY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.

12.8 Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

12.10 Director and Officer Liability. Neither any direct or indirect holder of equity interests in Purchaser, nor any past, present or future director, officer, employee, agent or Affiliate of Purchaser or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement, and the Company, Seller and the Stockholders hereby waive and release all claims of any such liability or obligation.

12.11 Specific Performance. The parties recognize that in the event Seller or the Stockholders should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Purchaser shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller and the Stockholders hereby waive the defense that there is an adequate remedy at law.

12.12 Disclosure Schedule. Disclosure of an item in one section of or schedule within the Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedule with respect to such other representations or warranties or an appropriate cross-reference thereto.

12.13 Dissolution of Seller. The parties hereto acknowledge and agree that after Closing Seller may be liquidated and formally dissolved. The parties agree that upon such liquidation and dissolution, Seller shall be released from all of its rights and obligations hereunder and the Stockholders shall be deemed to have assumed such obligations in full and shall be substituted for Seller with respect to such obligations. For the avoidance of doubt, the Stockholder’s rights and obligations hereunder shall not be effected, diminished, or released by Seller’s liquidation and dissolution.

12.14 HSR. The parties hereto acknowledge and agree that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated by this Agreement have expired.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACCURO HEALTHCARE SOLUTIONS, INC.

By:	/s/ John K. Carlyle
Name:	John K. Carlyle
Title:	Chief Executive Officer

CODECORRECT, LLC

By:	/s/ Todd Foreman
Name:	Todd Foreman
Title:	Manager

CODECORRECT II, INC.

By:	/s/ Todd Foreman
Name:	Todd Foreman
Title:	Manager

STOCKHOLDERS

/s/ Bruce Levenson
Bruce Levenson

/s/ Edwin Peskowitz
Edwin Peskowitz

/s/ Robert Koran
Robert Koran

/s/ Nancy Becker
Nancy Becker

[SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT]

/s/ Daniel Brown
Daniel Brown

/s/ Todd Foreman
Todd Foreman

[SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT]

EXHIBIT A

LICENSE AGREEMENT

Exhibit A-1

Execution Copy

BUSINESS LICENSE AGREEMENT

This Business License Agreement (this “Agreement”) is entered into as of January __, 2006 by and between United Communications Group Limited Partnership (“UCG”), having a place of business at 11300 Rockville Pike, Rockville, Maryland and CodeCorrect, LLC successor by statutory merger to CodeCorrect, Inc. (such merged entity hereinafter referred to a “CCLLC”), having its principal place of business at 2803 River Road, Yakima, WA. 98902;

RECITALS:

A. CCLLC offers a web-based service that maximizes revenue sourcing through one-stop comprehensive coding reimbursement intelligence for the physician market commonly called the CodeCorrect KnowledgeSourcePRO Service (the “CCLLC Service”). For the avoidance of doubt, the term “CCLLC Service” shall include the same or similar service provided by CodeCorrect, Inc., CCLLC’s predecessor entity, prior to the Effective Date;

B. UCG has health care related content derived from its publishing activities (the “UCG Content”);

C. Pursuant to a Business Agreement dated August 7, 2003 (the “2003 Business Agreement”), UCG acquired certain rights to market and sell a co-branded version of the CCLLC Service enhanced by the UCG Content to UCG’s existing and prospective clients (such product, as updated from time to time, the “DecisionCoder Product”);

D. All of the membership interests in CCLLC are being acquired by Accuro Healthcare Solutions, Inc. (“Accuro”) pursuant to a Purchase Agreement (“PA”) of even date herewith to which UCG, CCLLC and Accuro are parties.

E. It is a condition of the closing under the PA that the parties hereto have entered into this Agreement, and the economic benefits provided to UCG hereunder are part of the consideration provided to cause it to enter into the PA.

F. This Agreement shall become effective on and as of the Closing Date, as that term is defined in the PA (the “Effective Date”).

AGREEMENTS:

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	INTERPRETATION

1.1	Definitions. As used herein:

(a) “Affiliate” means, with respect to any specified natural person or entity, any other natural person or entity directly or indirectly controlling, controlled by or under common control with such specified natural person or entity, whether control may be by management authority, equity interest or other means.

(b) “Agreement” means this Agreement and all Exhibits and Schedules attached hereto.

(c) “CCLLC Marks” means CCLLC’s trademarks, trade names, service marks, and/or service names which are used in connection with the CCLLC Service.

(d) “CCLLC Service” has the meaning ascribed to such term in the Recitals above.

(e) “DecisionCoder Product” has the meaning ascribed to such term in the Recitals above.

(f) “Effective Date” has the meaning set forth in Recital F of this Agreement.

(g) “End User” means an individual who has login rights to the DecisionCoder Product granted by a Subscriber.

(h) “Enhancements” means computer software modifications or additions, other than Maintenance Modifications, that alter the functionality of the Software or add new functions thereto.

(i) “Error” means a defect in the Software that prevents it from functioning in substantial conformity with CCLLC’s published specifications pertaining thereto.

(j) “Intellectual Property Rights” means all present and future patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright (including but not limited to rights in audiovisual works and moral rights), trade secret rights, trademark rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

(k) “Maintenance Modifications” means computer software changes to be integrated with the Software to correct any Errors therein, but that do not materially alter the functionality of the Software or add new functions thereto.

(l) “Potential Subscriber” means any person or entity that has participated in a free trial for the DecisionCoder Product within twelve (12) months prior to the Effective Date.

(m) “Software” means the application that provides the functionality of the DecisionCoder Product.

(n) “Subscriber” means any person or entity that, pursuant to a UCG EULA, has in the past subscribed or is a current subscriber for the DecisionCoder Product.

(o) “Subscriber Information” means any and all contact, marketing and other information related to Subscribers and Potential Subscribers.

(p) “EULA” means a license provided by UCG or any Affiliate of UCG to a Subscriber to use one or more features of the DecisionCoder Product.

(q) “UCG Marks” means UCG’s trademarks, trade names, service marks, and/or service names that UCG wishes to incorporate in the DecisionCoder Product.

1.2	General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings given to them in the United States in accordance with GAAP;

(c) references herein to “Articles,” “Sections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, paragraphs and other subdivisions of this Agreement;

(d) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule will also apply to other subdivisions;

(e) the words “herein”, “hereof, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term “include”, “includes” or “including” will be deemed to be followed by the words “without limitation”.

2.	DECISIONCODER PRODUCT GENERALLY

2.1	Website. CCLLC shall, maintain and host on its servers a website for the DecisionCoder Product. The website will, at a minimum, have the characteristics existing as of the Effective Date including the characteristics specified on Exhibit A hereto.

2.2

Updates to DecisionCoder Product. The DecisionCoder Product shall be updated (a) with Enhancements and Maintenance Modifications by CCLLC to the same extent, and at the same time, that CCLLC provides updates to the CCLLC

Service; and (b) with content included as party of the UCG Property (as defined below) promptly after UCG provides such content to CCLLC, consistent with normal practices immediately prior to the Effective Date.

2.3	Additional Features DecisionCoder Product. From time to time UCG may make reasonable product enhancement recommendations for the CCLLC Service and/or make reasonable requests for incorporation of additional content components (beyond the scope of the content updates contemplated in Section 2.2 above) to the DecisionCoder Product, (collectively “Enhancement Recommendations”). UCG shall be entitled to make Enhancement Recommendations up to two times in a single calendar year (it being understood that multiple product enhancement recommendations and requests for incorporation of additional content components may be made as part of the same Enhancement Recommendations. All such Enhancement Recommendations shall be in writing and CCLLC shall use commercially reasonable efforts to incorporate each of the Enhancement Recommendations into the CCLLC Service within three months after receipt of the Enhancement Recommendations on a direct cost (with reasonable allocation of overhead expenses incurred) plus ten percent (10%) basis. If any Enhancement Recommendations are not incorporated in all material respects within three months of UCG’s request with respect to such Enhancement Recommendations, or within such other mutually agreed time, then UCG shall have the right to extend the Term (as defined below) for an additional period equal to any time in excess of three months required to incorporate such Enhancement Recommendation. In addition, if such Enhancement Recommendations are still not incorporated in all material respects with an additional sixty (60) day period, UCG may treat such failure as a default under this Agreement and pursue all available legal remedies. Notwithstanding the foregoing, nothing herein shall be construed to require CCLLC to assist in developing additional content components or require CCLLC to incorporate Enhancement Recommendations that are not intended for and useful to the physician market.

2.4	Licensing of DecisionCoder Product. UCG shall set the price charged to Subscribers for the license to use the DecisionCoder Product. CCLLC may not directly compete with the DecisionCoder Product with the CCLLC Service. UCG shall not in its marketing of the DecisionCoder Product specifically target customers of the CCLLC Service. In addition, CCLLC shall not, in its marketing of the CCLLC Service, specifically target Subscribers or Potential Subscribers. Notwithstanding the foregoing terms of this Section 2.4, solicitation by UCG not specifically targeted at customers of the CCLLC Service to become Subscribers and solicitations by CCLLC not specifically targeted at Subscribers or Potential Subscribers to become customers of the CCLLC Service shall not be prohibited or restricted by this Section 2.4

2.5

UCG EULA. Prior to being authorized to use the DecisionCoder Product, each Subscriber shall enter into a EULA. EULAs in place prior to the Effective Date may remain in place after the Effective Date. The parties acknowledge that the form of the EULA, attached as Exhibit B, is acceptable to the parties and will be used as the standard EULA form after the Effective Date. UCG shall be permitted to make modifications to such form of EULA which are not material. UCG may not make material modifications to such form of EULA without the written consent of CCLLC, such consent not to be unreasonably withheld or delayed. The parties agree that any change to Section 10.14 of the EULA will be deemed a material modification.

2.6	Marketing of CCLLC Service. CCLLC shall continue to provide the CCLLC Service throughout the Term, and CCLLC shall continue to modify and update the CCLLC Service in a commercially reasonable manner throughout the Term to ensure that the CCLLC Service remains a competitive commercial product.

3.	INTELLECTUAL PROPERTY RIGHTS.

3.1	License Related to the DecisionCoder Product.

(a) Subject to the terms of this Agreement, CCLLC hereby grants UCG a limited nonexclusive, nontransferable, worldwide right and license for the Term to market, promote, advertise and sublicense pursuant to EULAs as such may be modified from time to time, to Subscribers and End-Users, the CCLLC Service and Software incorporated into the DecisionCoder Product, with no royalty or other fees due other than the fees set forth in the Schedules to this Agreement. CCLLC makes no representation or warranty regarding the license granted above outside of the United States of America.

(b) In addition, UCG acknowledges that the CCLLC Service and Software may contain materials licensed from third parties. UCG agrees that the foregoing license is subject to the terms of any such third party license, and UCG will comply with and will cause all Subscribers and End Users to comply with any third party restrictions. CCLLC shall use commercially reasonable efforts to obtain required third party licenses for UCG on terms not less favorable that the comparable terms obtained by CCLLC, provided that UCG shall be responsible for the license fees related to such third party licenses.

(c) CCLLC retains all rights not expressly granted herein.

3.2	Trademark Licenses.

(a) CCLLC Marks. Subject to the terms and conditions of this Agreement, CCLLC grants UCG a limited nonexclusive, nontransferable, worldwide royalty free license for the Term to use the CCLLC Marks, and UCG agrees to utilize such CCLLC Marks, in UCG’s marketing of the DecisionCoder Product, provided that such use is in accordance with CCLLC’s commercially reasonable trademark usage guidelines then in effect. Such use must reference the CCLLC Marks as being owned by CCLLC. Nothing in this Agreement grants UCG ownership or any rights in or to use the CCLLC Marks, except in accordance with this license, and UCG’s use of the CCLLC Marks will inure to the benefit of

CCLLC. The rights granted to UCG in this license will terminate upon any termination or expiration of this Agreement, except as permitted by Section 11.3. Upon such termination or expiration, UCG will no longer make any use of any CCLLC Marks. CCLLC will have the exclusive right to own, use, hold, apply for registration for, and register the CCLLC Marks during the term of, and after the expiration or termination of, this Agreement; UCG will neither take nor authorize any activity inconsistent with such exclusive right.

(b) UCG Marks. Subject to the terms and conditions of this Agreement, UCG grants CCLLC a nonexclusive, nontransferable, worldwide royalty free license for the Term to use the UCG Marks in developing, hosting and maintaining the DecisionCoder Product, provided that such use is in accordance with UCG’s commercially reasonable trademark usage guidelines then in effect. Such use must reference the UCG Marks as being owned by UCG. Nothing in this Agreement grants CCLLC ownership or any rights in or to use the UCG Marks, except in accordance with this license, and CCLLC’s use of the UCG Marks will inure to the benefit of UCG. The rights granted to CCLLC in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, CCLLC will no longer make any use of any UCG Marks. UCG will have the exclusive right to own, use, hold, apply for registration for, and register the UCG Marks during the term of, and after the expiration or termination of, this Agreement; CCLLC will neither take nor authorize any activity inconsistent with such exclusive right.

3.3	Ownership Rights.

(a) By CCLLC. CCLLC shall own all right, title, and interest in the Software and any derivatives, improvements or modifications of the foregoing, all CCLLC trademarks incorporated in the DecisionCoder Product, and all Intellectual Property Rights (but excluding the UCG Property as hereunder defined) relating to the foregoing (collectively, the “CCLLC Property”). UCG shall execute such documents, render such assistance, and take such other action as CCLLC may reasonably request, at CCLLC’s expense, to apply for, register, perfect, confirm, and protect CCLLC’s rights to the CCLLC Property.

(b) By UCG. UCG shall own all right, title, and interest in all UCG Marks and content (such as text, photographs, drawings, etc., but not suggestions or enhancements) provided by UCG to CCLLC for inclusion in the DecisionCoder Product, and all Subscriber Information (except for such Subscriber Information which CCLLC can demonstrate was developed by CCLLC from sources other than UCG or its Affiliates and their agents (the “Independently Developed Subscriber Information”)) but excluding the CCLLC Property (collectively, the “UCG Property”).

(c) Restrictions Regarding Subscriber Information. CCLLC expressly agrees that it shall use commercially reasonable efforts to insure that under no circumstance shall CCLLC, or any of its directors, officers, agents or, employees

(and CCLLC shall insure that its Affiliates and their respective directors, officers, agents or, employees, shall not), disseminate, release or otherwise provide any Subscriber Information other than Independently Developed Subscriber Information to any person within CCLLC, or its Affiliates, having any sales or marketing function or responsibility. UCG acknowledges and agrees that, subject to the limitations set forth in Section 2.4, CCLLC is free to contact, market to and do business with persons and entities who are Subscribers, provided that CCLLC does not use Subscriber Information other than Independently Developed Subscriber Information.

(d) Restrictions Regarding UCG Property. Further acknowledging that UCG does and will continue to provide UCG Property to update the DecisionCoder Product, and that the Subscriber Information and the UCG-provided content comprise UCG’s Confidential Information, CCLLC expressly agrees that under no circumstance shall CCLLC, or any of its directors, officers, agents or, employees (and CCLLC shall insure that its Affiliates and their respective directors, officers, agents or, employees, shall not) use or apply any of the UCG Property (other than Independently Developed Subscriber Information) to enhance, improve, modify or develop the Knowledge Source products, software or services of CCLLC or its Affiliates.

3.4	Third Party Infringement. Each party hereto reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of such party’s Intellectual Property Rights.

4.	PAYMENTS

4.1	Payment Terms.

(a) UCG will make any payments to CCLLC specified in Exhibit C and any reimbursements noted herein within thirty days after invoicing by CCLLC.

(b) All payments under this Agreement will be made in United States currency by check sent to CCLLC.

4.2	Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties. UCG will pay all taxes and duties assessed in connection with this Agreement and its performance by any authority within or outside of the U.S., except for taxes payable on CCLLC’s income.

5.	MAINTENANCE, AND HOSTING SERVICES

5.1	By CCLLC. CCLLC shall provide maintenance, support and training services specified on Exhibit D hereto.

6.	CONFIDENTIALITY

6.1	Obligations. Each party agrees that it will not disclose to any third party or use any Confidential Information disclosed to it by the other party, except to carry out its rights and obligations under this Agreement, and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Confidential Information includes all information designated by a party as confidential or proprietary within a reasonable time of its disclosure or which a reasonable person would expect to be treated as confidential, including (without limitation) the terms of this Agreement. Confidential Information shall include any information which constitutes “Confidential Information” under the terms of the 2003 Business Agreement.

6.2	Exceptions. “Confidential Information” will not include information that:

(a) is in or enters the public domain without breach of this Agreement;

(b) is lawfully obtained by the receiving party without breach of a nondisclosure obligation;

(c) is independently developed or already in the possession of the receiving party as shown by the receiving party’s contemporaneous records; or,

(d) is required by law to be disclosed, provided that the receiving party gives prompt written notice of such requirement prior to disclosure.

6.3	Injunctive Relief. Each party acknowledges that the improper disclosure of the other’s Confidential Information could cause substantial harm to the other party that could not be remedied by the payment of damages alone. Accordingly, either party will be entitled to seek preliminary and permanent injunctive relief and other equitable relief for any breach of the licensing terms of this Agreement or misuse of Confidential Information by CCLLC, or UCG, as applicable.

7.	LIMITED WARRANTY

7.1	Performance. CCLLC warrants to UCG that the CCLLC Service and the Software incorporated into the DecisionCoder Product will operate substantially without Error. CCLLC further warrants to UCG that it will at all times maintain the same performance standards for the DecisionCoder Product as it does for the CCLLC Service. CCLLC shall promptly repair or replace the functionality experiencing the Error. CCLLC’s failure to effect such repair or replacement, after a reasonable notice and cure period, shall entitle UCG to pursue all available legal remedies.

7.2	Non-Infringement. CCLLC warrants to UCG that the Enhancements and Maintenance Modifications will not infringe the trade secrets, patents, copyrights, trademarks, or other Intellectual Property Rights of any third party.

EXCEPT AS SET FORTH IN SECTION 7.1 AND SECTION 7.2, THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR TITLE. IN ADDITION, UCG ACKNOWLEDGES THAT SUBJECT TO SECTION 7.1, CCLLC DOES NOT WARRANT THAT ACCESS TO THE DECISIONCODER PRODUCT WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT THE DECISIONCODER PRODUCT WILL MEET UCG’S REQUIREMENTS.

7.3	UCG Enhancements. UCG warrants to CCLLC that any DecisionCoder Product licensed pursuant to a EULA shall contain enhancements to the CCLLC Service by UCG or its Affiliates; provided, however, that the form, content and scope of such UCG enhancements shall be at UCG’s sole discretion.

8.	INDEMNIFICATION

8.1	CCLLC’s Duty to Indemnify and Defend.

(a) CCLLC will indemnify and hold harmless UCG and its Affiliates, directors, agents, employees, successors and assigns (any such party, a “UCG Indemnified Party”), from and against, and will defend or settle at CCLLC’s own expense, any claim, demand, action or other proceeding brought against a UCG Indemnified Party to the extent that it arises out of or is based on a claim that (i) Enhancements or Maintenance Modifications made by CCLLC after the Effective Date to the Software, or other CCLLC Property included in the DecisionCoder Product, infringes any U.S. copyright, U.S. patent, trade secret, trademark of any third party, or (ii) one or more third parties suffered losses or other damages as a result of using or relying on the results of the DecisionCoder Product, to the extent that such use or results are attributable to the Enhancements or Maintenance Modifications or content included in the CCLLC Service from sources other than UCG and its Affiliates and provided after the Effective Date, The foregoing indemnification obligations shall apply notwithstanding the terms of Section 10.14 of the EULA which seeks to limit CCLLC’s liability.

(b) CCLLC will pay any and all costs, damages, and expenses (including but not limited to attorneys’ fees) awarded against any UCG Indemnified Party in any such action or proceeding attributable to any such claim.

(c) CCLLC will have no obligation under this Section as to any action, proceeding, or claim: (i) unless (A) CCLLC is notified of it in a timely manner, (B) CCLLC has sole control of its defense and settlement, and (C) all appropriate UCG Indemnified Parties provide CCLLC with reasonable assistance in its defense and settlement; (ii) if the claim, demand, action or other proceeding would not have arisen if UCG had not breached this Agreement; or (iii) to the extent the claim is based on anything in existence prior to the Effective Date.

8.2	UCG’s Duty to Indemnify and Defend.

(a) UCG will indemnify and hold harmless CCLLC and its Affiliates, directors, agents, employees, successors and assigns (any such party, a “CCLLC Indemnified Party”), from and against, and will defend or settle at UCG’s own expense, any claim, demand, action or other proceeding brought against a CCLLC Indemnified Party to the extent that it arises out of or is based on a claim that:

(i)	UCG’s use, promotion or sublicense, or that any of the UCG Property infringes any copyright, patent, trade secret, trademark or other Intellectual Property Right of any third party;

(ii)	any misrepresentations or omissions made by UCG related to the DecisionCoder; or

(iii)	one or more third parties suffered losses or other damages as a result of using or relying on the results of the DecisionCoder Product, to the extent that such use or results are attributable to the elements of the DecisionCoder Product that are developed or supplied by UCG.

(b) UCG will pay any and all costs, damages, and expenses (including but not limited to attorneys’ fees) awarded against any CCLLC Indemnified Party in any such action or proceeding attributable to any such claim.

(c) UCG will have no obligation under this Section as to any action, proceeding, or claim: (i) unless (A) UCG is notified of it in a timely manner; (B) UCG has sole control of its defense and settlement; and (C) all appropriate CCLLC Indemnified Parties provide UCG with reasonable assistance in its defense and settlement or (ii) if the claim, demand, action or other proceeding would not have arisen if CCLLC had not breached this Agreement.

8.3	Injunctions. If use of the Software or the DecisionCoder Product is, or in CCLLC’s opinion is likely to be, enjoined due to the type of infringement or misappropriation specified in Section 8.1 above, then CCLLC shall replace or modify the actual or potentially infringing or misappropriated Software or CCLLC Property with property that is noninfringing and substantially equivalent in function to the infringing or potentially infringing property.

8.4	Sole Remedies. SECTIONS 8.1, 8.2 AND 8.3 ABOVE PROVIDE THE SOLE AND EXCLUSIVE OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

9.	NON-SOLICITATION

9.1	Non-Solicitation of Employees. CCLLC and UCG agree that during the Term of this Agreement, neither party shall solicit for employment or retention as an independent contractor any employee or former employee of the other. “Solicit” shall not be deemed to include advertising in newspapers or trade publications available to the public.

10.	LIMITATIONS OF LIABILITY

EXCEPT (I) AS SET FORTH IN SECTION 8, (II) IN THE CASE OF FRAUD, AND (III) IN THE CASE OF MISAPPROPRIATION OF INTELLECTUAL PROPERTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.	TERM AND TERMINATION

11.1	Term. The term (“Term”) of this Agreement will begin on the Effective Date and will continue for five (5) years unless it is terminated earlier in accordance with the provisions hereof.

11.2	Events of Termination.

(a) Either party will have the right to terminate this Agreement if:

(i)	the other party ceases its business operations;

(ii)	the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice;

(iii)	the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, or otherwise admits in writing that it is unable to pay its debts generally as they come due; or the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within thirty (30) days of filing.

(b) UCG Right to Terminate. In addition to UCG’s rights to terminate this Agreement as provided elsewhere in this Agreement, UCG shall also have the unilateral right to terminate this Agreement at any time for any reason upon thirty (30) days advance written notice; provided that UCG shall pay CCLLC all fees due and costs incurred through the date of such termination.

11.3	Effect of Termination. Upon termination of this Agreement, UCG shall cease selling new licenses for the DecisionCoder Product incorporating the CCLLC Services and all rights and obligations of this Agreement shall terminate; provided, however, that the rights and obligations of the parties contained in Sections 6, (Confidentiality), 8 (Indemnification), 10 (Limitations of Liability), 11.3 (Effect of Termination), and 12 (General) will survive the termination or expiration of this Agreement indefinitely; provided, further, however, that the rights and obligations of this Agreement shall survive to the extent necessary to permit Subscribers and End Users to use the DecisionCoder Product to the extent provided in all applicable UCG EULAs, for a period of up to six months following the termination. Nothing contained in this Agreement shall restrict UCG from selling the UCG Content or utilizing the DecisionCoder mark with respect to a product which does not include CCLLC Services.

11.4	Nonexclusive Remedy. Except with respect to the limited warranty in section 7, exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

12.	GENERAL

12.1	Governing Law: Consent to Jurisdiction. This Agreement will be governed by, and interpreted under, the laws of the State of Delaware without reference to that state’s principles governing conflicts of law, except as to copyright and trademark matters which shall be governed by the laws of the United States and any applicable international conventions. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware.

12.2	Severabilitv. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

12.3	Force Majeure. Neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a “Force Majeure”), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than ninety (90) days.

12.4	Notices. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by reputable international express courier, to the address shown below or as may otherwise be specified by either party to the other in accordance with this section.

12.5	Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

12.6	Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

12.7	Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement without consent as part of the transfer of all, or substantially all, of the assets of that party. Any attempted assignment in violation of this provision shall be void and of no effect. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

12.8	Entire Agreement. This Agreement and its Exhibits (A, B, C & D) are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. The 2003 Business Agreement is hereby terminated by mutual agreement and each party acknowledges that the other has no liability whatsoever with respect to the 2003 Business Agreement. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. The citations to this Agreement are deemed to be part of the Agreement.

12.9	Execution of Agreement. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will be construed together and will constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

CodeCorrect, LLC

By:
Name:	Todd Foreman
Title:	Manager

United Communications Group Limited Partnership

By:
Name:	Todd Foreman
Title:	Vice President, UCG, Inc. - General Partner

[SIGNATURE PAGE TO BUSINESS LICENSE AGREEMENT]

EXHIBIT A

PRODUCT DESCRIPTION

Components:

☐	Code Base

☐	Knowledge Base (includes Medicare Part B information, not Part A)

☐	CodeCheck; CCLLC edits, modifier, LCD/LMRP, ICD-9

Access to Physicians’ Current Procedural Terminology (CPT®), HCPCS and ICD-9 codes-with official CPT® coding guidelines, Medicare policy and exclusive access to DecisionCoder’s own expert analysis of key coding and billing issues.

•	DecisionCoder provides code-specific information:

•	Codes and descriptors

•	Coding guidelines

•	Physician fee schedule data

•	Global periods

•	CCI (Correct Coding Initiative) Edits

•	Modifier assignment guidelines

•	Local Medical Review Policies

Plus, search Medicare program memos, one-time notifications, MCM citations and other related official guidance.

The mark “Powered by CodeCorrect”

UCG shall have access to an administrative function that permits UCG to obtain reports on End User Activity including CPT Assistant Users and Clinic User Count.

Current Procedural Terminology(CPT) is copyright 2003 American Medical Association. All Rights Reserved. No fee schedules, basic units, relative values, or related listings are included in CPT. The AMA assumes no liability for the data contained herein. Applicable FARS/DFARS restrictions apply to government use.

CPT is a trademark of the American Medical Association.

EXHIBIT B

UCG EULA

LICENSE FOR USE OF

“CURRENT PROCEDURAL TERMINOLOGY”

FOURTH EDITION (“CPT®”)

End User Agreement:

Current Procedural Terminology (CPT®) is copyright 2003 American Medical Association. All Rights Reserved. No fee schedules, basic units, relative values, or related listings are included in CPT. The AMA assumes no liability for the data contained herein. Applicable FARS/DFARS restrictions apply to government use. CPT is a trademark of the American Medical Association (AMA).

End User, your employees and agents are authorized to use CPT only as contained in the following authorized materials within your organization within the United States or its territories for the sole purpose of internal use by End User, which is nonexclusive and nontransferable. End User agrees to take all necessary steps to ensure that your employees and agents abide by the terms of this agreement. Any use not authorized herein is prohibited, including by way of illustration and not by way of limitation, making copies of CPT for resale and/or license, transferring copies of CPT to any party not bound by this agreement, creating any modified or derivative work of CPT, or making any commercial use of CPT. License to use CPT for any use not authorized herein must be obtained through the AMA, CPT Intellectual Property Services, 515 N. State Street, Chicago, IL 60610. Applications are available at the AMA Web site, http://www.ama-assn.org/cpt.

Applicable FARS/DFARS Restrictions Apply to Government Use.

U.S. Government Rights

This product includes CPT and/or CPT Assistant which are commercial technical data and/or computer databases and/or commercial computer software and/or commercial computer software documentation, as applicable, which were developed exclusively at private expense by the American Medical Association, 515 North State Street, Chicago, Illinois, 60610. U.S. Government rights to use, modify, reproduce, release, perform, display, or disclose these technical data and/or computer data bases and/or computer software and/or computer software documentation are subject to the limited rights restrictions of DFARS 252.227-7015(b)(2) (June 1995) and/or subject to the restrictions of DFARS 227.7202-1 (a) (June 1995) and DFARS 227.7202-3 (a) (June 1995), as applicable for U.S. Department of Defense procurements and the limited rights restrictions of FAR 52.227-14 (June 1987) and/or subject to the restricted rights provisions of FAR 52.227-14 (June 1987) and FAR 52.227-19 (June 1987), as applicable, and any applicable agency FAR Supplements, for non-Department of Defense Federal procurements.

AMA Disclaimer of Warranties and Liabilities.

CPT is provided “as is” without warranty of any kind, either expressed or implied, including but not limited to, the implied warranties of merchantability and fitness for a particular purpose. AMA is not responsible for any content of any “National Correct Coding Policy “ included in this product is with the Centers for Medicare & Medicaid Services (CMS) and no endorsement by the AMA is intended or implied. The AMA disclaims responsibility for any consequences or liability attributable to or related to any use, nonuse or interpretation of information contained in this product. In no event shall AMA be liable for direct, indirect, special, incidental, or consequential damages or lost profits for sequence, accuracy or completeness of data, or that it will meet End User requirements arising out of the use of such information or material. AMA disclaims responsibility for any errors in CPT that may arise as a result of CPT being used in conjunction with any software and/or hardware system that is not Year 2000 compliant. The AMA does not directly or indirectly practice medicine or dispense medical services. This Agreement will terminate upon notice if you violate its terms. The AMA is a third party beneficiary to this Agreement.

DecisionCoder Disclaimer of Warranties and Liabilities.

The AMA, the copyright holder, determines the scope of this license. Any questions pertaining to the license or use of the CPT should be addressed to the AMA. End Users do not act for or on behalf of the CMS. CMS disclaims responsibility for any liability attributable to End User use of the CPT. DecisionCoder will not be liable for any claims attributable to any errors, omissions, or other inaccuracies in the information or material contained on this or any page. In no event shall DecisionCoder be liable for direct, indirect, special, incidental, or consequential damages arising out of the use of such information or material. All updated version(s) of CPT and/or CPT Assistant is dependant upon continuing contractual relations with the AMA. Should the foregoing terms and conditions be acceptable to End User, please indicate your agreement and acceptance by clicking on the button labeled “ACCEPT”.

DECISIONCODER

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (“Agreement”) is made as of                     , 200     by and between DecisionHealth, a division of UCG Information Services, LLC (“DecisionHealth “) and                     , with a business address at                                                       (the “Customer”). This Agreement sets forth the terms and conditions applicable to Customer’s access to, and use of, the Licensed Products (defined herein), and applies to each of the Licensed Products licensed by Customer. Access to and/or use of the Licensed Products will constitute acceptance of all terms and conditions contained herein. If you do not agree with the terms and conditions stated herein, immediately contact DecisionHealth to discontinue access. Renewal of any Subscription for any Licensed Product following any changes to this Agreement will constitute acceptance of those changes, provided, however, that Customer is made aware of any such changes.

In consideration of the mutual promises and the covenants set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DecisionHealth and Customer hereby agree as follows:

1.	DEFINITIONS

1.1.	For all purposes of this Agreement or any other document that incorporates this Agreement by reference, the terms used throughout this Agreement set forth below shall have the follow meanings. Other terms may be defined throughout this Agreement.

1.2.	“Acceptance Date” means the earlier of the date Customer signs this Agreement, or the date on an Order Form subject to and attached to this Agreement.

1.3.	“AMGA” means the American Medical Group Association.

1.4.	“Authorized User” means any natural person who Customer allows access to any feature of any Licensed Product and who is authorized to have access to that Licensed Product pursuant to this Agreement.

1.5.	“Claim” means any third party action, cause of action, claim, or demands that might reasonably be expected to give rise to a Loss.

1.6.	“DecisionHealth Software” means computer programs and programming, all associated documentation and any enhancements and updates to such software, provided by DecisionHealth in connection with the Licensed Products.

1.7.	“Confidential Information” means any information, not generally known about the business or not readily ascertainable by proper means by others, including competitors or the general public, and includes trade secrets.

1.8.	“Content” means data, materials, documentation, research, text, pictures, animations, artistic works, and similar works of authorship. Content shall not include software.

1.9.	“Licensed Products” means Products that are subject to the license granted by this Agreement and listed on Exhibit A.

1.10.	“Licensor” means other suppliers of Content, software, or other technology for the Products.

1.11.	“Loss” means any damage, loss, injury, debt, liability, expense, or other cost or obligation, including reasonable attorneys ‘fees.

1.12.	“Marks” means all trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia (including any logos licensed for use), and other source or business identifiers.

1.13.	“Order Form” means any agreement, invoice, purchase order, or subscription confirmation (whether in paper or electronic format) detailing the terms of the Subscription that the Customer has agreed to purchase for a specific number of Authorized Users, as it may be amended from time to time.

1.14.	“Person” means any natural person, corporation, limited liability company, partnership, venture, joint venture, association, or other legal entity whatsoever.

1.15.	“Products” means all products, publications, and services offered for license by DecisionHealth, and includes all databases, software, and/or materials contained within the Products and accompanying documentation and/or manuals.

1.16.	“Subscription” means any subscription to license a Licensed Product pursuant to an Order Form.

1.17.	“Term” means the term of a Subscription designated in 9.1 and any subsequent renewal terms.

1.18.	“Third Party” means, with respect to DecisionHealth, any Customer, or any Authorized User, any Person that is not an affiliate of, or related by common ownership, or affiliated by corporate control with, DecisionHealth, that Customer, or that Authorized User, respectively.

2.	LICENSE

2.1.

DecisionHealth grants to Customer a revocable, non-exclusive, non-transferable, without right to sublicense, limited license to access and use the Licensed Products solely in connection with Customer’s (or Customer’s Authorized Users) use of the Licensed Products for Customer’s own internal business purposes in accordance with this Agreement during the Term. If requested by DecisionHealth, Customer will identify in writing, the names and business addresses of all of its

Authorized Users to DecisionHealth. Customer agrees to be fully responsible for the use of the Licensed Products by the Authorized Users, and shall not allow unauthorized third parties to use Licensed Products at Customer’s business.

3.	DATABASE PRODUCTS AND CUSTOMER SERVICES.

3.1.	The database products licensed under this Agreement as the “Licensed Products “are set forth in EXHIBIT A. The Customer Services available to the Customer are also set forth in EXHIBITA.

4.	FEES.

4.1.	Customer agrees to pay the fees set forth in EXHIBITS (“Fees”).

4.2.	Customer shall pay all Fees within thirty (30) days of DecisionHealth’s billing invoice. If any fee is not paid by the due date, a finance charge of 18% annually on all outstanding amounts owed shall be added for each month that payment is not made after the thirtieth (30* ) day following the date of DecisionHealth’s billing invoice.

4.3.	After the initial term, DecisionHealth, in its sole discretion, shall have the right, upon ninety (90) days prior written notice, to modify the Fees in this Agreement. Customer’s payment of any renewal invoice will constitute acceptance of the renewal price and the renewed Subscription, which will continue to be governed by this Agreement, including the terms of payment described in this Section 4.

5.	OWNERSHIP OF INTELLECTUAL PROPERTY AND EQUIPMENT.

5.1.	Ownership. Except as stated in Section 5.3 below, DecisionHealth and/or its Licensors shall own all right, title and interest in and to any and all tangible or intangible works and materials developed by DecisionHealth or its Licensors in connection with the Licensed Products including but not limited to systems, solutions, processes, formulae, designs, inventions, algorithms, computer source and/or object code. This Agreement licenses only the limited and revocable license set forth in Section 2, and does not transfer or convey to Customer, Authorized Users, or any third party, any right, title or interest in or to the DecisionHealth Software or the Licensed Products, or any associated intellectual property rights.

5.2.

Confidential and Proprietary Information. Each party acknowledges that certain information it will acquire from the other party is of a special and unique character and constitutes Confidential Information. The parties agree: (a) to exercise the same degree of care and protection (but no less than a reasonable degree of care and protection) with respect to the other party’s Confidential Information as each party exercises with respect to its own Confidential Information; and (b) not to, directly or indirectly, disclose, use, copy, transfer or allow access to any Confidential Information of the other party without the other party’s prior written consent. Notwithstanding anything to the contrary herein, each party may disclose Confidential Information to its employees and to third parties performing services for such party related to the purposes of this Agreement who (a) have need to know, (b) who have a legal duty to protect such Confidential Information, and (c) have agreed to be bound by the provisions of this Section 5. Confidential Information shall include the Licensed Products, including but not limited to the DecisionHealth Software and any third party software, improvements, enhancements and updates and the documentation related thereto.

5.3.	DecisionHealth Software and Third Party Software. DecisionHealth and its Licensors, shall own the title, ownership and intellectual property rights in and to the DecisionHealth Software and third party software included in the Licensed Products, all associated documentation and any derivatives, enhancements, updates and modifications to such software.

6.	CUSTOMER’S OBLIGATIONS AND USE OF THE LICENSED PRODUCTS.

6.1.	Customer is solely responsible for selecting, purchasing, installing and maintaining the hardware, equipment, and other software necessary to use the Licensed Products.

6.2.	Neither Customer nor its Authorized Users shall (a) sell, assign, transfer, or sublicense the Licensed Products, (b) copy the Licensed Products, or (c) cause or permit modification, disassembly, decompilation, or reverse engineering of the Licensed Products. These restrictions apply to partial or complete copies of the Licensed Products as well as the originals.

6.3.	Customer agrees and shall use its commercially reasonable efforts to assure that no Authorized User utilizes the Licensed Products for any unlawful purpose, including but not limited to using information to bill fraudulently for medical services, which violates any U.S. or state law or regulation.

6.3.1.	Authorized Users may only access the Licensed Products for their individual or personal use consistent with U.S. Copyright Laws. Customer may not use the Licensed Products for any commercial purposes other than as specifically authorized by this Agreement, including, but not limited to, the sale of the Licensed Products or bulk reproduction or distribution of the Licensed Products in any form. Customer does not have any rights to reproduce in its entirety any portion of the Licensed Products or materials contained therein. Unless otherwise authorized in writing by DecisionHealth, routine or systematic distribution of any portion of the Licensed Products is strictly prohibited. No part of the Licensed Products may be duplicated in any medium or format beyond the express terms of this Agreement without prior written authorization from DecisionHealth, however, on an occasional basis, Customer and/or Authorizer Users may print individual screens for the use of Customer or the particular Authorized User in a non-commercial manner. Any use not authorized by the Agreement is prohibited and is not a fair use under the U.S. Copyright Laws.

6.3.2.	Unless otherwise authorized in writing by DecisionHealth, Customer may not and may not permit others to: reproduce, create derivative works from, perform, publish, transmit, distribute, sell (or participate in any sale), or otherwise access, use or exploit any material retrieved from or contained in the Licensed Products in any manner whatsoever that may infringe any copyright or propriety interest of DecisionHealth or its Licensors; store any Content from the Licensed Products in any information storage and retrieval system; distribute the Content contained in the Licensed Products to any person who is not duly authorized to use or receive the Licensed Products; distribute, rent, sublicense, lease, transfer or assign the Licensed Products or this License Agreement; decompile, disassemble, or otherwise reverse-engineer the Licensed Products, or alter, translate, modify, or adapt the Licensed Products to create derivative works; make use of “framing” or other means of redirecting content; copy and redistribute (internally or externally) any tables of contents, highlights, indexes, or other finding aids included in the Licensed Products.

6.3.3.	Customer is expressly prohibited from placing or installing any portion of the Licensed Products on any electronic media, including, but not limited to, local or wide area networks, intranet, timesharing services, multiple processing units, multiple site arrangements, service or software rental bureaus, list servers, online services, electronic bulletin boards or forums, Web sites, or any other server that is Internet-enabled, without written authorization by DecisionHealth.

6.3.4.	Customer acknowledges that the Licensed Products (and any licensed materials contained therein) are highly proprietary in nature and that unauthorized copying, transfer or use may cause DecisionHealth or its Licensors irreparable injury that cannot be adequately compensated for by means of monetary damages. Customer agrees that DecisionHealth may enforce any breach of this Agreement by Customer or any Authorized User by means of equitable relief (including, but not limited to, injunctive relief) in addition to any other available rights and remedies. Unauthorized reproduction, transfer, and/or use may be a violation of criminal as well as civil law.

7.	NONCOMPETE/NONDISCLOSURE.

7.1.

Customer agrees not to develop or promote the development of a product similar in purpose to DecisionHealth during the Term and for a period of twenty-four months thereafter. Customer agrees not to recruit or hire any employee or agent of DecisionHealth, either as an employee or consultant, or recruit any such person for another company, while such person is employed or retained by

DecisionHealth and for a period of twelve months after the employee leaves DecisionHealth, or for a period of twelve months after the Term of this Agreement ends, whichever period ends at the latest date.

7.2.	Neither party shall, without obtaining the prior written consent of the other party, disclose the terms and conditions of this Agreement to any third party, except as required by legal procedures or by law.

8.	WARRANTIES, INDEMNIFICATION, LIMITATION OF LIABILITY.

8.1.	The information provided through the Licensed Products is not a substitute for legal and other professional advice where the facts and circumstances warrant. If any Authorized User of Customer requires legal advice or other professional assistance, each such user shall always consult his or her own legal or other professional advisors and discuss the facts and circumstances that apply to the Authorized User.

8.2.	WHILE DECISIONHEALTH AND ITS LICENSORS ATTEMPT TO INCLUDE ACCURATE AND COMPLETE CONTENT IN THE LICENSED PRODUCTS AND ERROR-FREE SOFTWARE, OCCASIONAL ERRORS OR OMISSIONS MAY OCCUR IN THE LICENSED PRODUCTS. DECISIONHEALTH WILL MAKE REASONABLE EFFORTS TO CORRECT THESE ERRORS OR OMISSIONS OR CAUSE THE APPROPRIATE LICENSOR TO CORRECT THESE ERRORS OR OMISSIONS. NEVERTHELESS, NEITHER DECISIONHEALTH NOR ITS LICENSORS MAKE ANY REPRESENTATION REGARDING THE ACCURACY OR COMPLETENESS OF THE CONTENT PROVIDED OR THE ERROR-FREE NATURE OF THE SOFTWARE PROVIDED. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE LICENSED PRODUCTS ARE PROVIDED TO THE CUSTOMER AND AUTHORIZED USERS “ASIS. “ DECISIONHEALTH, ITS LICENSORS, AND SUPPLIERS OF CONTENT AND SOFTWARE FOR THE LICENSED PRODUCTS MAKE NO OTHER WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED. DECISIONHEALTH, ITS LICENSORS, AND SUPPLIERS OF CONTENT AND SOFTWARE FOR THE LICENSED PRODUCTS DO NOT WARRANT THE ACCURACY, COMPLETENESS, PERFORMANCE, CURRENCY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PRODUCTS OR THE INFORMATION THEY CONTAIN OR THE METHOD OF DELIVERING THAT INFORMATION TO USERS.

8.3.

EXCEPT FOR THESE LIMITED WARRANTIES, DECISIONHEALTH AND ITS LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATABASE PRODUCTS, CUSTOMER SERVICES, DECISIONHEALTH SOFTWARE OR THE LICENSED PRODUCTS OR THEIR CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE BY CUSTOMER. DECISIONHEALTH IS NOT THE CREATOR OF THIRD PARTY SOFTWARE AND/OR THIRD PARTY

DATABASES AND DOES NOT GIVE ANY WARRANTY, EXPRESS OR IMPLIED. CUSTOMER RELEASES DECISIONHEALTH AND ITS LICENSORS FROM ANY AND ALL RESPONSIBILITY FOR ANY ERRORS, DAMAGES CAUSED BY THIRD PARTIES OR FAILURE OF THIRD PARTY SOFTWARE OR THIRD PARTY DATABASES. CUSTOMER ASSUMES THE SOLE RESPONSIBILITY FOR ALL USES OF THE DATABASE PRODUCTS AND CUSTOMER SERVICES AND ASSUMES FULL RISK OF DATA LOSS, CORRUPTION OF DATA AND THE INTRODUCTION OF A COMPUTER VIRUS BY USE OF THE DATABASE PRODUCTS. HEALTHCARE PROVIDERS (HCPS) SHOULD RELY ON THEIR CLINICAL DISCRETION AND JUDGMENT IN DIAGNOSIS AND TREATMENT AND ARE URGED TO CONFIRM AND SUPPLEMENT ANY INFORMATION PROVIDED ELECTRONICALLY WITH OTHER SOURCES, ESPECIALLY CARE PROCESSES OR TREATMENTS WHICH MAY BE NEW, UNTESTED, UNPROVED OR ANECDOTAL. NEITHER DECISIONHEALTH NOR ANY OF ITS INFORMATION PROVIDERS, LICENSORS, EMPLOYEES, OR AGENTS WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE. DECISIONHEALTH SHALL NOT BE LIABLE FOR ANY DELAY, FAILURE IN PERFORMANCE OR INTERRUPTION OF SERVICES RESULTING DIRECTLY OR INDIRECTLY FROM ANY CAUSE BEYOND ITS REASONABLE CONTROL.

8.4.	Indemnification.

8.4.1.	Customer agrees to indemnify, defend, and hold DecisionHealth, its parents, subsidiaries, members, affiliates, officers, employees and Licensors, harmless from any Claim asserted by any third party due to or arising out of Customer’s use of Licensed Products.

8.4.2.	DecisionHealth agrees, at its own expense, to defend or at its option to settle, or in the case of judgment, indemnify any Claim brought against Customer arising from or relating to any infringement or alleged infringement of any U.S. patent, copyright, trade secret, trademark, or other intellectual property rights by the Licensed Products as used within the scope of the license granted in this Agreement. The obligations of DecisionHealth as stated in this Section 8.4.2 apply only if (a)Customer promptly informs DecisionHealth in writing of any such Claim within the scope of this Section 8.4.2, (b) DecisionHealth has sole control over any such action or settlement negotiations, and (c) Customer assists DecisionHealth in all necessary respects in conduct of the lawsuit. DecisionHealth shall not be liable for any costs or expenses incurred without its prior written authorization. THE FOREGOING STATES THE ENTIRE LIABILITY OF DECISIONHEALTH WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE LICENSED PRODUCTS OR CUSTOMER SER VICES.

8.4.3.	If the Licensed Products become, or in the opinion of DecisionHealth may become, the subject of a claim of infringement of any U.S. patent, copyright, trade secret, trademark, or other intellectual property rights DecisionHealth may, at its option: (i) procure for Customer the right to use the Licensed Products free of any liability; or (ii) replace or modify the Licensed Products to make them non-infringing; or (Hi) terminate Customer’s use of the Licensed Products under this Agreement.

8.5.	Limitation of Liability. IN NO EVENT SHALL DECISIONHEALTH, ITS OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, LICENSORS, AGENTS, REPRESENTATIVES, RESELLERS, DISTRIBUTORS, SERVICE PROVIDERS AND/OR SUPPLIERS BE LIABLE TO ANY CUSTOMER, ANY AUTHORIZED USER, OR ANY OTHER PERSON FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES TO PROPERTY, DAMAGES FOR LOSS OF USE, DATA, LOSS OF GOODWILL, OR PROFITS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE USE OF PRODUCTS OR PERFORMANCE OF ANY CUSTOMER SERVICE, ANY OTHER OR ADDITIONAL SERVICES, RELATED EQUIPMENT OR RELATED WEB SITES, WITH THE DELAY OR INABILITY TO USE ANY PRODUCTS, RELATED EQUIPMENT OR RELATED WEBSITES, THE PROVISION OF OR FAILURE TO PROVIDE SERVICES, LOST, DAMAGED, OR DESTROYED E-MAIL OR THE FAILURE TO DELIVER ANY E-MAIL OR OTHER CONTENT OR OTHERWISE INCLUDING FAILURE OF ESSENTIAL PURPOSE ARISING OUT OF THE USE OF DECISIONHEALTH CUSTOMER SERVICES, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF DECISIONHEALTH OR ANY OF DECISIONHEALTH’S SUPPLIERS OR LICENSORS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING. SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF IMPLIED WARRANTIES OR LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO ALL CUSTOMERS OR THEIR AUTHORIZED USERS.

8.6.	IN NO EVENTMAY CUSTOMER OR ANY AUTHORIZED USER BRING ANY CLAIM OR CAUSE OF ACTION AGAINST DECISIONHEALTH OR ITS LICENSORS MORE THAN ONE (I) YEAR AFTER SUCH CLAIM OR CAUSE OF ACTION ARISES. IF THE FOREGOING LIMITATIONS ARE HELD TO BE UNENFORCEABLE, DECISIONHEALTH’S LIABILITIES UNDER THIS AGREEMENT TO CUSTOMER, ANY AUTHORIZED USER, OR ANY OTHER PERSON, WHETHER UNDER CONTRACT LAW, TORT LA W OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNT ACTUALLY RECEIVED BY DECISIONHEALTH FROM CUSTOMER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE PURSUANT TO THIS AGREEMENT.

8.7.	An action for nonpayment may be brought by DecisionHealth within two (2) years after the date of the most recent payment.

9.	TERM AND TERMINATION.

9.1.	Term. This Agreement shall become effective on the Acceptance Date and shall remain in effect for twelve (12) months from the Acceptance Date unless terminated earlier pursuant to the provisions of this Section 9. Thereafter, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term “) unless either party notifies the other in writing, at least thirty (30) days prior to the expiration of the applicable term, of its intention not to renew. Notwithstanding the foregoing, in no event shall the initial or any Renewal Terms extend beyond July __, 2011, and if not sooner terminated, this Agreement shall be terminated on such date.

9.2.	Termination. Either party may terminate this Agreement prior to expiration of the initial term or any Renewal Term thereof as follows: (a) during any Renewal Term this Agreement can be terminated with sixty (60) day written notice without cause; (b) if either party fails to perform any of its material obligations under this Agreement and such failure remains uncured for sixty (60) days (or in the case of failure to make a required payment, ten (10) days) after receipt of written notice of default from the other party; or (c) immediately if either party ceases to conduct business, becomes or is declared insolvent or bankrupt, files a petition in bankruptcy, is the subject of any proceeding relating to its bankruptcy, liquidation or insolvency which is not dismissed within thirty (30) days, appoints a receiver or liquidator of any of its properties or assets or makes an assignment for the benefit of its creditors. Notwithstanding the foregoing, if either party breaches the nondisclosure/noncompete provisions of Sections 5.2 or 7 hereof, then the non-breaching party shall be entitled to terminate this Agreement effective immediately upon delivery of written notice to the breaching party.

9.3.	Rights Upon Termination. Except as otherwise provided in this Agreement, within thirty (30) days after termination, each party will pay all fees and other charges due to the other party under this Agreement and will destroy or return, at DecisionHealth’s option, to the other party all full or partial copies of the other party’s software products, hardware products and associated documentation and Licensed Products, all Confidential Information and DecisionHealth Software in its possession or control.

10.	GENERAL PROVISIONS.

10.1.

HIPAA Commitment. Unless otherwise defined herein, all terms used in this Section shall have the meanings ascribed to them in the Standards for Privacy of Individually Identifiable Health Information at 45 CFR part 160 and part 164, subparts A and E (“Privacy Rule “). Both parties recognize the importance of the Privacy Rule regulations in maintaining security, privacy, and confidentiality of patient information. Therefore to the extent each party’s business functions are governed by the Privacy Rule or other HIPAA regulations, each party shall have appropriate organizational and technical policies, procedures, and safeguards in place to comply with the applicable provisions of the HIPAA regulations as they are enacted. Notwithstanding the foregoing, Customer agrees that it will not send DecisionHealth any Protected Health Information under any circumstances without the prior authorization and consent of DecisionHealth. DecisionHealth will not have access to receive, use, or create any Protected Health Information under this Agreement. Any such transmission of Protected Health Information, without the consent of DecisionHealth, will be an unauthorized disclosure by Customer. The parties do not intend to create a Business Associate relationship between the parties pursuant to this Agreement. The parties further agree that a Business Associate agreement is not necessary at this time. If the parties mutually agree that it would be desirable to create a Business Associate relationship, the parties may agree to enter into a Business Associate agreement at a later date, subject to the written approval of both parties.

10.2.	Dispute Resolution. If any dispute, controversy, or claim arises out of this Agreement, or if either party alleges breach by the other, both parties will participate in a mediation conducted by a recognized neutral third-party professional mediation service and selected by both parties. The cost of the mediation service will be borne equally by the parties. Both parties agree to negotiate in good faith a resolution through such mediation prior to commencing any legal action. The parties shall use the American Arbitration Association.

10.3.	Discontinuation of Publication. Occasionally, DecisionHealth may discontinue publication of a database product which is a Licensed Product under this Agreement. In that event, DecisionHealth will notify Customer and offer access to a comparable product, if available. If no other comparable product is available, or if Customer chooses not to accept the offer of a comparable product, DecisionHealth will provide, at Customer’s option, either a pro rata credit against future fees, or a pro rata refund of the fees paid for such discontinued product.

10.4.	Survival. All provisions of this Agreement relating to ownership, confidentiality, nondisclosure, non-compete, limitation of liability, warranty disclaimer and indemnification will survive the termination of this Agreement.

10.5.	Assignment. Customer agrees that Customer will not assign or transfer this Agreement, nor any rights under it, in whole or in part, without DecisionHealth’s prior written consent. DecisionHealth may assign this Agreement and any obligations under this Agreement.

10.6.	Governing Law. This Agreement shall for all purposes be governed, interpreted, construed, and enforced solely and exclusively in accordance with the laws of the State of Maryland without regard to its choice-of-law rules and all disputes arising under this Agreement will be heard in the courts of the State of Maryland.

10.7.	Force Maieure. Neither party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, power outages, strikes, labor troubles or other industrial disturbances, inevitable accidents, embargo, government requirement, acts of terror, commercially unreasonable hostile acts by a Third Party with respect to the Products, riots, insurrections, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control. If such an event of force majeure occurs and such event continues for ninety (90) days or more, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other’s delay or inability to perform may elect at its sole discretion to: (a) terminate this Agreement (b) suspend the Agreement for the duration of the condition and obtain or sell elsewhere Licensed Products, or Customer Services comparable to the Licensed Products, or Customer Services to have been obtained under the Agreement; or (c) resume performance of the Agreement once the condition ceases with the option of the affected party to extend the period of this Agreement up to the length of time the condition endured. Unless written notice is given within thirty (30) days after the affected party is notified of the condition, option (c) shall be deemed selected.

10.8.	No Waiver. Should DecisionHealth or Customer fail to exercise or enforce any provision of this Agreement or to waive any rights in respect thereto, such waiver or failure shall not be construed as constituting a continuing waiver or waiver of any other right.

10.9.	Independent Contractor Relationship. DecisionHealth and Customer agree that each is acting independently of the other, and that this Agreement does not create a joint venture or partnership between the parties, and neither is an agent, partner, or joint venturer of the other. DecisionHealth is an independent contractor.

10.10.	Government Restricted Rights. Any DecisionHealth Products or software provided to the US Government (or any of its agencies) will be provided with “Restricted Rights “and the party distributing such software products will affix to any media containing such product the following restricted rights legend: “This Program is provided with Restricted Rights. Use, duplication or disclosure by the Government is subject to the restrictions set forth in DFARS 252.227-7013(c)(l)(ii) and 48 CFR 52.227-19(c)(I) and (2) or applicable successor provisions.”

10.11.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the parties shall in good faith renegotiate such provision(s) to be valid, enforceable substitute provisions, which provisions shall reflect as closely as reasonable the intent of the original provisions of this Agreement. If the parties fail to negotiate a substitute provision, this Agreement will continue in full force and effect without such provision and all other provisions of this Agreement will remain in effect.

10.12.	Compliance. DecisionHealth will comply with all applicable federal, state, and local laws with respect to its obligations and performance under this Agreement.

10.13.	Headings and Cross-References. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All references to Sections or headings shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.14.	CodeCorrect; Third Party Beneficiary. Customer acknowledges that the CodeCorrect KnowIedgeSource PRO Service (the “CodeCorrect Service”) that is included in the Licensed Products is proprietary to CodeCorrect, LLC (“CodeCorrect’) and that CodeCorrect owns all right, title and interest in the CodeCorrect Service, including, but not limited to, the software application that provides the functionality of the DecisionHealth Software, its derivative works, modification, updates and enhancements. The parties agree that CodeCorrect shall have no liability under this Agreement for damages of any type, however such damages are characterized Customer expressly waives any claims that may accrue against CodeCorrect related to this Agreement, now or in the future, known or unknown. The parties agree that CodeCorrect is a direct and intended third party beneficiary to this Agreement and shall have the right to enforce the license restrictions and confidentiality obligations contained herein.

11.	NOTICE.

11.1.	Unless otherwise provided herein, all notices and communications concerning this Agreement shall be made in writing and (a) delivered by hand, (b) US mail, certified mail, return receipt requested, or (c) by commercially recognized overnight delivery service that requires a signed receipt (prepaid) addressed to the parties as follows:

If to DecisionHealth:	Tiffany Jones, Dir., Client & Content
Mgmt
DecisionCoder
11300 Rockville Pike, Suite 1100
Rockville, MD 20852-3030
Facsimile: 301-287-2768

With Copy to:	Jay Lechtman, Executive Director
DecisionCoder
11300 Rockville Pike, Suite 1100
Rockville, MD 20852-3030
Facsimile

If to Customer:	Customer
Address
City, State, Zip
Fax#

With Copy to:

11.2.	Any such notice delivered in accordance with the foregoing shall be deemed to have been given as follows: (a) upon personal delivery; (b) three (3) days after mailed in any general or branch United States Post Office; or (c) one day after deposit with a commercially recognized overnight delivery service, as applicable. Either DecisionHealth or Customer may change its notice address by written notice to the other served as provided above, provided, however, that any notice of change of address shall be effective only upon receipt.

12.	ENTIRE AGREEMENT.

12.1.	This Agreement including the attached Exhibits sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges and supercedes all prior discussions, agreements, writings, or understandings between them. Except as expressly provided for in the terms of this Agreement, no modifications of or amendment to either this Agreement, or any waiver of any rights under this Agreement, shall be effective unless in writing signed by the authorized representatives of both parties and all changes shall reference this Agreement and identify the specific articles or section of this Agreement that is amended, modified, or supplemented.

ACCEPTANCE

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officers or representatives.

Dated this day of , 200_.

Authorized Customer Signature

Printed Name Printed Title

Dated this day of , 200_.
DecisionHealth	Title

EXHIBIT A

[to UCG EULA]

DATABASE PRODUCTS AND CUSTOMER SERVICES

A.	Licensed Products

B.	Customer Services

B.1	Technical Support (9am to 5pm Eastern Time during Business Days excluding Holidays)

B.2	Customer Product Training (via telephone/ via webex)

EXHIBIT B

[to UCG EULA]

FEES

Pursuant to Section 4 of this Agreement, Customer agrees to pay the following Fees on the following schedule:

EXHIBIT C

Fees and Expenses

UCG shall reimburse CCLLC for incremental increase in costs to CCLLC for hosting and maintenance of the DecisionCoder Product (the “Incremental Cost”) and out-of-pocket costs. Incremental Cost is currently $600 per code drop per calendar year for the entire subscriber base, up to a maximum of 9 code drops per calendar year (i.e., a maximum of $5,400 per calendar year). Incremental Cost is subject to reasonable increases based on an increase in CCLLC’s reasonable costs, no more than once annually by thirty (30) days written notice, such increase not to exceed fifty percent (50%) of the Incremental Cost of the immediately prior year.

EXHIBIT D

CCLLC SUPPORT & TRAINING OBLIGATIONS

Subject to resource availability, and mutual agreement of the parties, upon UCG’s request, CCLLC shall provide, at $150 per hour, training for UCG staff, either on-site or via webex, for up to ten (10) hours per year for each year of the Agreement regarding the CCLLC Service. UCG shall pay all reasonable expenses for training materials and will pay reasonable travel expenses (i.e., transportation, lodging, meals) to the extent CCLLC personnel are required to travel for such training. Any additional hours will be provided at $150 per hour. Subject to resource availability, and mutual agreement of the parties, CCLLC may provide at $150 per hour, personalized CCLLC Service administrator training (i.e. training on adding and deleting content packages), to UCG Tier I support personnel via webex. UCG agrees that it will keep online an updated user list.

To the extent UCG is not able to itself generate such reports utilizing the CCLLC Services, CCLLC will provide periodic usage reports to UCG of End User activity on a reasonable as-needed basis, but in no event less frequently than currently being provided, at no additional charge to UCG. Such no-fee usage reports will cover information currently gathered by CCLLC for the CCLLC Services. If UCG wishes to add any additional information gathering functionality to the usage reports compiled by CCLLC, CCLLC and UCG shall negotiate in good faith to determine the cost for developing and providing such new functionality.

EXHIBIT B

ESCROW AGREEMENT

Exhibit B-1

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of January 20, 2006, by and among Accuro Healthcare Solutions, Inc., a Delaware corporation (“Purchaser”), each of the Stockholders named on the signature pages hereto under the heading “Stockholders” (the “Stockholders” and each a “Stockholder”), and Wells Fargo Bank, N.A., a national banking association (the “Escrow Agent”).

RECITALS

A. Pursuant to that certain Unit Purchase Agreement of even date herewith (the “Purchase Agreement”), by and among Purchaser, CodeCorrect, LLC, a Washington limited liability company (the “Company”), CodeCorrect II, Inc., a Maryland corporation (“Seller”), and the Stockholders, Purchaser has acquired from Seller all of the outstanding membership units of the Company. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

B. Section 3.2 of the Purchase Agreement requires the Purchaser to make a cash deposit with the Escrow Agent in the amount of seven million five hundred thousand dollars ($7,500,000.00) (the “Holdback Amount”), which amount is to be held and disbursed by the Escrow Agent in accordance with this Agreement.

C. The Purchase Agreement requires Purchaser, the Stockholders and the Escrow Agent to execute and deliver this Agreement.

AGREEMENTS

Section 1. Establishment of Escrow Account; Appointment of Escrow Agent. Pursuant to the Purchase Agreement, on the date hereof Purchaser will deliver to the Escrow Agent the Holdback Amount in cash (the “Escrow Deposit”) by wire transfer of immediately available funds to an account designated by the Escrow Agent as the “CodeCorrect Escrow Account” (the “Escrow Account”). The Escrow Deposit and any interest, dividends, income, or other proceeds earned thereon from and after the Closing Date (the “Interest” and together with the Escrow Deposit, the “Escrowed Property”) shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth. The Escrow Agent, by executing this Agreement, accepts the appointment as Escrow Agent and agrees to hold and distribute all Escrowed Property in accordance with the terms of this Agreement. Upon receipt of the Escrow Deposit, the Escrow Agent shall acknowledge in writing receipt thereof to the Stockholders and Purchaser.

Purchaser shall execute and deliver to the Escrow Agent a certificate of authorized officers substantially in the form of Schedule A hereto for the purpose of establishing the identity of the representatives of Purchaser entitled to issue instructions or directions to the Escrow Agent on behalf of each Purchaser. Until such time as the Escrow Agent shall receive a new certificate of authorized officers, the Escrow Agent shall be fully protected without inquiry in relying on any then current certificate of authorized officers on file with the Escrow Agent. Whenever this Agreement calls for joint written instructions or joint written notice to be delivered by the Purchaser and the Stockholders, the Escrow Agent shall be fully protected without inquiry and entitled to rely on any joint written instructions or joint written notice executed by an authorized officer of Purchaser and any one of the Stockholders.

Section 2. Investment of Proceeds of Escrowed Property.

(a) The Escrow Agent shall from time to time invest and reinvest the Escrowed Property, if any, in such of the following investments as Purchaser and any one of the Stockholders may from time to time elect by joint written instructions to the Escrow Agent (“Permitted Investments”):

(i)	Any U.S. Government or U.S. Government Agency security;

(ii)	Any commercial paper rated A1/P1 or better;

(iii)	Any certificate of deposit or time deposit in any bank with a long-term debt rating of A or better from Moody’s Investors Services, Inc. or Standard & Poor’s Corporation;

(iv)	The Wells Fargo Advantage 100% Treasury Money Market Fund, The Wells Fargo Advantage Government Money Market Fund, The Wells Fargo Advantage Cash Investment Money Market Fund, The Wells Fargo Advantage Treasury Plus Institutional Money Market Fund, The Wells Fargo Advantage National Tax-Free Money Market Fund;

(v)	The following institutional money market funds:

(1)	Dreyfus Treasury Cash Management Fund

(2)	Federated Treasury Obligations Fund

(3)	AIM Treasury Portfolio; or

(vi)	Other investments of equal or greater security and liquidity as may be approved by Purchaser and any one of the Stockholders in writing.

In the absence of joint written instructions to the contrary from Purchaser and any one of the Stockholders, the Escrow Agent shall invest the Escrowed Property in The Wells Fargo Advantage National Tax-Free Money Market Fund-Service Class. Concurrent with the execution of this Escrow Agreement, Purchaser and the Stockholders, respectively, shall deliver to the Escrow Agent an Agency and Custody Account Direction for Cash Balances form in the form of Schedule B to this Escrow Agreement.

(b) Any Interest shall be treated as provided in Section 16.

(c) The Escrow Agent will act upon investment instructions the business day after such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the

Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest Escrowed Property on the day the instructions are received. Purchaser and the Stockholders recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence or willful misconduct. As and when the Escrowed Property or any portion thereof is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith. None of the parties hereto shall be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrowed Property is invested or the choice of Permitted Investments that are converted into cash pursuant to this Section 2(c).

Section 3. Purpose of Escrow Account; Distribution of Escrowed Property.

(a) The Escrowed Property will be held by the Escrow Agent as a credit toward the Purchase Price, and, as between Purchaser, Seller and the Stockholders, shall be payable to Seller pursuant to Sections 3.1(b)(i)(B), 3.2, 9.7 and 11.4 of the Purchase Agreement. The Escrow Agent shall hold the Escrowed Property under this Agreement and shall make no drawing thereunder except as specified in this Agreement. The basis for claims to the Escrowed Property, and any limitation thereon, shall be governed by the Purchase Agreement, which shall be controlling between Purchaser, Seller and the Stockholders for all purposes of this Agreement, including to the extent inconsistent with any provisions hereof.

(b) Indemnification out of the Escrowed Property for Purchaser Indemnifiable Losses, all as provided in Article 11 of the Purchase Agreement (the “Indemnification Claims”) may be made by Purchaser, on its own behalf or on behalf of any other Purchaser Indemnitees. No person other than Purchaser shall be permitted to make a claim on behalf of any Purchaser Indemnitees against the Escrowed Property for Purchaser Indemnifiable Losses.

(c) In order to assert an Indemnification Claim, Purchaser shall notify the Stockholders and the Escrow Agent in writing (an “Indemnification Claim Notice”) of any Purchaser Indemnifiable Losses which Purchaser asserts are subject to indemnification under the terms of the Purchase Agreement. Such Indemnification Claim Notice shall consist of a description of the Indemnification Claim, the name of each Purchaser Indemnitee on whose behalf the Indemnification Claim is made, and the amount (which may be estimated) of the Indemnification Claim in United States dollars.

(d) The Escrow Agent will notify the Stockholders of the receipt of (and provide the Stockholders with a copy of) each Indemnification Claim Notice within three (3) Business Days of the date the Escrow Agent receives such Indemnification Claim Notice from Purchaser. The Stockholders may contest the Indemnification Claims specified in the Indemnification Claim Notice (or any portion thereof) by giving the Escrow Agent and

Purchaser written notice of such contest (the “Objection Notice”) on or before 5:00 p.m., Dallas, Texas time, on the twentieth (20th) Business Day after receipt by the Stockholders of the Indemnification Claim Notice, which notice of contest shall be signed by all Stockholders, include a statement of the grounds of such contest and shall state the amount of any such Indemnification Claim that is not in dispute, which undisputed amount shall be paid to Purchaser in accordance with Section 3(e)(iii). If the Escrow Agent shall not have received an Objection Notice within the time period specified in this Section 3(d) and shall have provided the Stockholders a copy of the Indemnification Claim Notice in accordance with this Section 3(d), the Stockholders shall have waived the right to contest the distribution of the Escrowed Property on account of such amount not so disputed, and the Escrow Agent shall pay such undisputed amount to Purchaser in accordance with Section 3(e)(ii); provided, however, that such payment shall be without prejudice to the rights of the Seller and Purchaser to contest the validity of the underlying Indemnification Claim and the distribution, as between themselves. If the Escrow Agent receives a timely Objection Notice objecting to the amount claimed with respect to any Indemnification Claim specified in such Indemnification Claim Notice, the amount so objected to shall be held by the Escrow Agent and shall not be released from the Escrowed Property except in accordance with Section 3(e)(i), Section 3(e)(iv) or Section 3(e)(v) hereof.

(e) The Escrow Agent shall release funds from the Escrowed Property as follows:

(i)	Promptly upon receipt of joint written instructions executed by Purchaser and any one of the Stockholders (“Joint Instructions”) in accordance with and to the persons set forth in such Joint Instructions;

(ii)	If, at 5:00 p.m., Dallas, Texas time, on the twentieth (20th) Business Day after receipt by the Escrow Agent and the Stockholders of an Indemnification Claim Notice, the Escrow Agent has not received an Objection Notice pursuant to Section 3(d) above, the Indemnification Claim shall be paid by the Escrow Agent to Purchaser as promptly as practicable, and in any event no later than three (3) Business Days after such date, in accordance with such Indemnification Claim Notice;

(iii)	If the Indemnification Claim is subject to an Objection Notice, the portion of the Indemnification Claim, if any, that is not subject to the Objection Notice shall be paid by the Escrow Agent to Purchaser as promptly as practicable, and in any event no later than three (3) Business Days after receipt by the Escrow Agent of such Objection Notice, in accordance with such Indemnification Claim Notice;

(iv)

If the Escrow Agent timely receives an Objection Notice and the contested Indemnification Claim (or contested portion thereof) is thereafter settled by written agreement of Purchaser and any one of the Stockholders, the amount provided in such written agreement shall, upon receipt by the Escrow Agent of a copy of such written agreement, be paid by the Escrow Agent to Purchaser pursuant to the terms of such written agreement as promptly as practicable;

(v)	If the Escrow Agent timely receives an Objection Notice and a Final Determination (as defined below) is thereafter entered with respect to such contested Indemnification Claim (or contested portion thereof) establishing the Purchaser Indemnitees’ right to payment of an amount with respect to such contested Indemnification Claim (or contested portion thereof), the amount specified in the Final Determination shall be paid by the Escrow Agent pursuant to the terms of such Final Determination as promptly as practicable, and in any event no later than three (3) Business Days after the date of such Final Determination; provided, however, that except as provided pursuant to Section 4, no such funds may be released to the Stockholders. “Final Determination” means a final, non-appealable judgment of a court of competent jurisdiction and shall be accompanied by an opinion of counsel for the presenting party reasonably satisfactory to the Escrow Agent to the effect that such judgment is a final, non-appealable judgment of a court of competent jurisdiction;

(vi)	If the Escrow Agent receives a joint written notice from Purchaser and any one of the Stockholders advising Escrow Agent of any Chargemasters.com Payments, then the Escrow Agent shall as promptly as practicable, and in any event no later than three (3) Business Days after its receipt of such notice, pay the amount of such Chargemasters.com Payments specified in such notice to Purchaser; and

(vii)	If the Escrow Agent receives a joint written notice from Purchaser and any one of the Stockholders advising Escrow Agent of any understatement of the Company Transaction Costs, then the Escrow Agent shall as promptly as practicable, and in any event no later than three (3) Business Days after its receipt of such notice, pay the amount of such understatement specified in such notice to Purchaser.

(f) The Escrowed Property shall only be disbursed by the Escrow Agent in accordance with the requirements of this Section 3, Section 6(j) or Section 6(l) hereof.

Section 4. Release of Escrowed Property.

(a) On the 360th day after the date of this Agreement (such 360th day, the “Expiration Date”), the Escrowed Property remaining at such time shall be retained and/or distributed as follows:

(i)	the Escrow Agent shall retain that portion, if any, of the Escrowed Property specified in all Indemnification Claim Notices submitted prior to the Expiration Date that are not paid or otherwise resolved as of the Expiration Date (the “Retained Escrow Amount”); and

(ii)	the amount of the Escrowed Property in excess of the Retained Escrow Amount, if any, shall be paid as directed in writing by a majority of the Stockholders.

(b) The Retained Escrow Amount shall be retained by the Escrow Agent pursuant to the terms of this Agreement until such time as each Indemnification Claim that is subject to an Objection Notice or was otherwise unresolved on the Expiration Date has been resolved by receipt by the Escrow Agent of (i) Joint Instructions instructing the Escrow Agent how to pay all or any portion of the Retained Escrow Amount or (ii) a copy of a Final Determination establishing a party’s right to all or any portion of such funds, at which time the Escrow Agent shall promptly transfer to Purchaser and/or the Stockholders (or at the direction of the recipient thereof), as applicable, from the Escrowed Property an amount equal to such agreed amount or such ordered or decreed amount with respect to such Indemnification Claim.

Section 5. Taxpayer Identification Numbers. The parties acknowledge that payment of any Interest earned on the Escrowed Property invested in this escrow, or the distribution of any other amounts under this escrow, may be subject to backup withholding penalties unless a properly completed Internal Revenue Service Form W-9 certification is submitted to the Escrow Agent by the party entitled to receive such payment. Purchaser and the Stockholders have submitted Form W-9 certifications to the Escrow Agent on or before the date hereof and shall submit any renewal or successor form in the future as may be requested by the Escrow Agent to avoid backup withholding.

Section 6. The Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by Purchaser and the Stockholders that:

(a) The Escrow Agent shall not be required to invest any Escrowed Property held hereunder except as directed in this Agreement. Uninvested Escrowed Property held hereunder shall not earn or accrue interest.

(b) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

(c) The Escrow Agent shall have only those duties as are specifically provided herein which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent will never be required to advance its own funds or incur personal financial liability in performing its duties under this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees. This Agreement sets forth all matters pertinent to the Escrow Account contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, INCLUDING ITS OWN NEGLIGENCE, BUT EXCLUDING ITS OWN BAD FAITH, GROSS NEGLIGENCE AND WILLFUL MALFEASANCE. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE TO ANY PARTY FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation, any liability for any delays (not resulting from its bad faith, gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Property or any loss of interest incident to any such delays. This Section 6(c) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(d) THE ESCROW AGENT IS HEREBY JOINTLY AND SEVERALLY INDEMNIFIED AND HELD HARMLESS BY PURCHASER AND THE STOCKHOLDERS FROM ALL LOSSES, LIABILITIES, COSTS AND EXPENSES, INCLUDING ATTORNEY FEES AND EXPENSES, WHICH MAY BE INCURRED BY IT AS A RESULT OF ITS ACCEPTANCE OF THE ESCROW ACCOUNT OR ARISING FROM THE PERFORMANCE OF ITS DUTIES HEREUNDER, UNLESS SUCH LOSSES, LIABILITIES, COSTS AND EXPENSES RESULTED FROM THE ESCROW AGENT’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MALFEASANCE. SUCH INDEMNIFICATION SHALL SURVIVE THE ESCROW AGENT’S RESIGNATION OR REMOVAL, OR THE TERMINATION OF THIS AGREEMENT.

(e) The Escrow Agent shall be entitled to rely in good faith upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder in accordance with the terms hereof without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(f) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in good faith in accordance with such advice.

(g) The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of the Escrowed Property and is not responsible for any other reporting. This Section 6(g) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(h) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(i) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(j) The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrowed Property to any successor escrow agent jointly designated by the other parties hereto in writing or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the date (the “Resignation Date”) which is the earlier to occur of: (i) the date a successor is appointed (including a court of competent jurisdiction) or (ii) the date which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. Upon the appointment of a successor escrow agent, such successor escrow agent shall deliver written notice to Purchaser and the Stockholders on the appointment of such successor escrow agent. If at the Resignation Date the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility after the Resignation Date shall be to safekeep the Escrowed Property until receipt of a designation of successor escrow agent, a joint written disposition instruction by the other parties hereto or a Final Determination.

(k) The Escrow Agent shall have no responsibility for the contents of any writing of any third party contemplated herein as a means to resolve disputes and may rely without any liability upon the contents thereof.

(l) In the event of any disagreement between Purchaser and the Stockholders resulting in adverse claims or demands being made in connection with the Escrowed Property, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrowed Property until the Escrow Agent shall have received (i) a Final Determination directing delivery of the Escrowed Property or (ii) a written agreement executed by Purchaser and any one of the Stockholders directing delivery of the Escrowed Property, in which event the Escrow Agent shall disburse the Escrowed Property in accordance with such Final Determination or agreement. The Escrow Agent shall act on such Final Determination or agreement without further question.

(m) The compensation of the Escrow Agent (as payment in full) for the services to be rendered by the Escrow Agent hereunder shall be as set forth on Schedule C attached hereto. All fees and expenses of the Escrow Agent hereunder shall be paid by Purchaser, on the one hand, and the Stockholders, on the other hand, on a 50%/50% basis, and shall be paid to Escrow Agent by the party owing such amount. Any fees or expenses of the Escrow Agent or its counsel which are not paid as provided for herein may be taken from any property held by the Escrow Agent hereunder and the Escrow Agent shall have, and is hereby granted, a prior lien on the Escrowed Property, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other persons or entities. Any payment made to the Escrow Agent from the Escrowed Property may be withdrawn from the Escrowed Property only after fifteen (15) days notice to Purchaser and the Stockholders, thus giving the delinquent party a reasonable time to cure such payment defect. In the event that a party does not pay its share of any Escrow Agent fees and expenses and the amount owed by such party is withdrawn from the Escrowed Property, then, as between Purchaser, on the one hand, and the Stockholders, on the other hand, the delinquent party will promptly pay an amount equal to the amount withdrawn for such fees and expenses to the non-delinquent party. The Escrow Agent’s fee may, following delivery of reasonable prior written notice to Purchaser and the Stockholders, be adjusted from time to time to conform to its then current guidelines.

(n) No prospectuses, press releases, reports and promotional material, or other similar materials which mention in any language the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless the Escrow Agent shall first have given its specific written consent thereto.

(o) The other parties hereto authorize the Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it deems appropriate, including, but not limited to, the Depositary Trust Company and the Federal Reserve Book Entry System.

(p) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, but with notice to the Stockholders and Purchaser.

Section 7. Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if: (a) transmitted by facsimile, upon acknowledgment of receipt thereof in writing by facsimile or otherwise; (b) personally delivered, upon delivery or refusal of delivery; (c) mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (d) sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed to the respective party to whom such notice, consent, waiver, or other communication relates at the following addresses:

(i)	if to Purchaser, to:

Accuro Healthcare Solutions, Inc.

14241 Dallas Parkway, Suite 800

Dallas, Texas 75254

Attention: David D. Hagey

Facsimile Number: (972) 755-6511

With a copy to:

Vinson & Elkins L.L.P.

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: Robert B. Little

Facsimile Number: (214) 999-7931

(ii)	if to the Stockholders, to each Stockholder at the address set forth for such Stockholder on Schedule D hereto; with a copy to:

Howrey LLP

1299 Pennsylvania Avenue, N.W.

Washington, DC 20004

Attention: Roger A. Klein

Facsimile Number: (202) 383-6610

(iii)	if to the Escrow Agent, to:

Wells Fargo Bank, N.A.

1445 Ross Avenue, 2nd Floor

Dallas, Texas 75202

Attention: Amy Perkins

Facsimile Number: (214) 777-4086

Any party by written notice to the other parties pursuant to this Section 7 may change the address or the persons to whom notices or copies thereof shall be directed.

Section 8. Waivers; Amendments. This Agreement may be amended only in a writing signed by Purchaser, any one of the Stockholders and the Escrow Agent. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 9. Construction. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Unless otherwise stated, references to Sections are references to Sections of this Agreement.

Section 10. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (1) Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate (as defined in the Purchase Agreement) of Purchaser, provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder; and (2) Purchaser may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

Section 11. Termination. This Agreement shall terminate at the time of the final distribution by the Escrow Agent of all Escrowed Property in accordance with the provisions of this Agreement. Nothing herein shall relieve any party from any liability resulting from a breach of this Agreement prior to termination.

Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. A facsimile or other copy of a signature, including execution and delivery of the Agreement by electronic exchange bearing the copies of a party’s signature, shall be deemed an original for purposes of this Agreement.

Section 13. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

Section 14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 15. Waiver of Offset Rights. The Escrow Agent hereby waives any and all rights to offset that it may have against the Escrowed Property except for claims arising as a result of any claims, amounts, liabilities, costs, expenses, indemnified costs, or other losses arising under this Agreement.

Section 16. Reporting of Income.

(a) Reporting of Interest. The Escrow Agent shall report to the Internal Revenue Service (“IRS”), as of each calendar year-end, and to the Stockholders, all Interest earned from the investment of any sum held in the Escrow Account as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b) Preparation and Filing of Tax Returns. For tax purposes, the Escrowed Property shall be deemed property of the Stockholders, and all Interest or income thereon shall be deemed the income of each Stockholder in accordance with such Stockholder’s percentage ownership interest as previously provided to and accepted by the Escrow Agent. Each Stockholder is required to prepare and file any and all income tax or other tax returns applicable to the Escrowed Property with the IRS and all required state and local departments of revenue in all years that Interest is earned as and to the extent required under the provisions of the Code.

The Escrow Agent shall file Form 1099s consistent with such treatment if required by law, and each Stockholder shall provide the Escrow Agent with any information required to complete such Form 1099 for such Stockholder. Set forth on Schedule D hereto is the name, address and social security number for each Stockholder.

(c) Payment of Taxes. Each Stockholder shall provide the Escrow Agent with its certified tax identification number by furnishing a Form W-9 and any other forms and documents that the Escrow Agent may reasonably request. Any taxes payable on the Interest or income on the Escrowed Property shall be paid by the Stockholders. To the extent the Escrow Agent becomes liable for the payment of any taxes in respect to income earned or payments made pursuant to this Agreement, the Escrow Agent shall satisfy such liability to the extent possible from the Escrowed Property. In addition, the Stockholders will indemnify the Escrow Agent against any taxes, additions for late payment, interest, penalties and other expenses related to any such taxes.

(d) Unrelated Transactions. The Escrow Agent shall have no responsibility for the preparation or filing of any tax or information return with respect to any transaction, whether or not related to the Escrow Agreement or the Purchase Agreement, that occurs outside the Escrow Account.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

PURCHASER:

ACCURO HEALTHCARE SOLUTIONS, INC.

By:
Name:	John K. Carlyle
Title:	Chief Executive Officer

STOCKHOLDERS:

Nancy Becker

Daniel Brown

Todd Foreman

Robert Koran

Bruce Levenson

Edwin Peskowitz

[SIGNATURE PAGE TO ESCROW AGREEMENT]

ESCROW AGENT:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

SCHEDULE A

Certificate As To Authorized Signatures

Re:	Accuro Healthcare Solutions, Inc./CodeCorrect Escrow

The specimen signatures shown below are the specimen signatures of the individuals authorized to initiate and approve transactions of all types for the above mentioned account on behalf of ACCURO HEALTHCARE SOLUTIONS, INC.

Name/Title	Specimen Signature

John K. Carlyle, Chief Executive Officer
Name and Title	Signature

David D. Hagey, Senior Vice President, Chief Financial Officer and Treasurer
Name and Title	Signature

Robert S. Allday, Senior Vice President, Corporate Development, and Secretary
Name and Title	Signature

[SCHEDULE A TO ESCROW AGREEMENT]

SCHEDULE B

Agency and Custody Account Direction

For Cash Balances

Direction to use Wells Fargo Advantage Funds for Cash Balances for the following account(s):

Account Name: Accuro Healthcare/CodeCorrect II Stockholders Escrow

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account in the following money market portfolio of Wells Fargo Advantage Funds (the “Fund”) or another permitted investment of my choice (Check One):

☐	Wells Fargo Advantage Funds, 100% Treasury Money Market Fund

☐	Wells Fargo Advantage Funds, Government Money Market Fund

☐	Wells Fargo Advantage Funds, Cash Investment Money Market Fund

☐	Wells Fargo Advantage Funds, Prime Investment Money Market Fund

☐	Wells Fargo Advantage Funds, Treasury Plus Money Market Fund

☒	Wells Fargo Advantage Funds, National Tax-Free Money Market Fund – Service Class

I acknowledge that I have received, at my request, and reviewed the Fund’s prospectus and have determined that the Fund is an appropriate investment for the Account. Each Fund’s prospectus can be downloaded from the Wells Fargo website at http://www.wellsfargo.com/funds/fmg_fund/fund_type/fundtype.jhtml?fundType=MoneyMarket&tab=literature

I understand from reading the Fund’s prospectus that Wells Fargo Funds Management, LLC, (“Wells Fargo Bank”), a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and other administrative services for the Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC. Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund’s prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

[SCHEDULE B TO ESCROW AGREEMENT]

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that if I choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.

By:
Name:
Title:

Date:	January 20, 2006

[SCHEDULE B TO ESCROW AGREEMENT]

SCHEDULE C

Escrow Agent Fee Schedule

Gregory M. Hasty Wells Fargo Bank, N. A. 1445 Ross Avenue, 2nd Floor MAC T5303-022 Dallas, Texas 75202 214.740.1548 phone 214.777.4086 fax greg.hasty@wellsfargo.com

Accuro Healthcare Solutions, Inc.

& Stockholders Escrow

Escrow Agreement

Wells Fargo Bank, N.A.

Escrow Agent Services

Fee Proposal

I.	Acceptance Fee $-0-

Includes review of document, setting up records and opening accounts. Payable on date of execution of documents.

II.	Annual Administrative Fee $2,000

Includes administrative services performed according to documents including disbursements to Company. Billed annually in advance for any year or part thereof. First year fee due upon execution of documents.

Wells Fargo’s bid is based on the following assumptions:

•	Number of escrow receipts: 1

•	Number of escrow accounts: 1

•	Number of disbursements from Escrow Account: 20 or less

•	Term of Escrow: 1 year

•	THIS FEE SCHEDULE ASSUMES THAT BALANCES IN THE ESCROW ACCOUNT WILL BE INVESTED IN MONEY MARKET MUTUAL FUNDS

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC ENTITY

•	IF THE ACCOUNT(S) DOES NOT OPEN WITHIN THREE (3) MONTHS OF THE DATE SHOWN BELOW, THIS PROPOSAL WILL BE DEEMED TO BE NULL AND VOID

III.	Out of Pocket Expenses

All out-of-pocket expenses including but not limited to attorney’s fees and expenses, express mail, telecopier, wire transfer charges, courier expenses, or other expenses incurred by the Bank during its acceptance and annual administration shall be billed at cost.

[SCHEDULE C TO ESCROW AGREEMENT]

IV.	Extraordinary Services

Charges for the performance of any service not of a routine administrative nature or not specifically covered elsewhere in this schedule of fees will be determined by appraisal at that time in amounts commensurate with the service rendered.

This proposal is subject in all respects to our review and acceptance of the governing documents which set forth our duties and responsibilities. If upon review of the final documents there are substantive changes in the structure as known as of this date, fees shall be renegotiated. In the event the issue does not close or Wells Fargo is removed prior to closing, Wells Fargo shall be entitled to the recovery of legal fees and the Acceptance fee. Please note that the Acceptance Fee, legal fees and first year Annual Administrative Fee shall be due at closing. Billings over 30 days past due are subject to a 1.5% per month late payment penalty of balance due.

[SCHEDULE C TO ESCROW AGREEMENT]

SCHEDULE D

Stockholder Information

Name	Address	Social Security #

Nancy Becker	[INTENTIONALLY OMITTED]	[INTENTIONALLY OMITTED]

Daniel Brown	[INTENTIONALLY OMITTED]	[INTENTIONALLY OMITTED]

Todd Foreman	[INTENTIONALLY OMITTED]	[INTENTIONALLY OMITTED]

Robert Koran	[INTENTIONALLY OMITTED]	[INTENTIONALLY OMITTED]

Bruce Levenson	[INTENTIONALLY OMITTED]	[INTENTIONALLY OMITTED]

Edwin Peskowitz	[INTENTIONALLY OMITTED]	[INTENTIONALLY OMITTED]

[SCHEDULE D TO ESCROW AGREEMENT]

EXHIBIT C

LCC INTEREST TRANSFER AGREEMENT

Exhibit C-1

EXECUTION VERSION

LLC INTEREST TRANSFER AGREEMENT

THIS LLC INTEREST TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of January 20, 2006, by CodeCorrect II, Inc., a Maryland corporation (“Seller”).

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Units”) of CodeCorrect, LLC, a Washington limited liability company (“CodeCorrect”);

WHEREAS, Seller, Accuro Healthcare Solutions, Inc., a Delaware corporation (“Buyer”), the Stockholders named therein, and CodeCorrect are parties to that certain Unit Purchase Agreement dated as of January 20, 2006 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to transfer, sell, assign and convey to Buyer, and Buyer has agreed to purchase from Seller, the Units, effective as of the Closing (as defined in the Purchase Agreement); and

WHEREAS, the Purchase Agreement provides that Seller shall provide Buyer with documentation reflecting the assignment and transfer of the Units.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Purchase Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby agrees as follows:

1.	Transfer of Units. Seller hereby transfers, sells, assigns and conveys to Buyer all of the Units.

2.	Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to choice of law rules.

3.	Miscellaneous. A facsimile or other copy of a signature, including execution and delivery of this Agreement by electronic exchange bearing copies of the Seller’s signature, shall be deemed an original for purposes of this Agreement.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed as of the date first written above.

CODECORRECT II, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO LLC INTEREST TRANSFER AGREEMENT]

EXHIBIT D

TERM BONUS AMOUNTS

Employee	Term Bonus Amount
Kerry Martin	$7,423,750
Ken Martin	$4,278,400
Diane Brockway	$1,413,400
Robert Love	$238,750
Verlan Stephens	$515,700
Keith Saindon	$200,550

Exhibit D-1

SCHEDULE 9.5

EXISTING PRODUCTS

Knowledge Source®

CDM Manager®

ABN Manager®

RevenueDashboard®

CDM Enterprise™

Knowledgesource PRO®

ABM MANAGER PRO®

Integrated CodeCheck

Schedule 9.5-1

SCHEDULE 10.1

PURCHASE PRICE ALLOCATION

ESTIMATED ALLOCATION OF PURCHASE PRICE

(DOLLARS IN 000'S)

TOTAL CONSIDERATION	$100,105

CASH	525
ACCOUNTS RECEIVABLE, NET OF ALLOWANCE	734
ADVANCED BILLINGS, CASH NOT COLLECTED	950
PREPAID EXPENSES	318
NET FIXED ASSETS	1,430
ACCOUNTS PAYABLE	(227)
ACCRUED EXPENSES	(2,015)
ADVANCED BILLINGS LIABILITY	(950)
DEFERRED REVENUE	(630)

NET ASSETS ACQUIRED	136
EXCESS PURCHASE PRICE OVER NET ASSETS ACQUIRED, ALLOCATED TO GOODWILL AND IDENTIFIABLE INTANGIBLES	$99,970

Schedule 10.1-1